UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Rockwell Automation, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 10, 2010

Dear Shareowner:

You are cordially invited to attend our 2011 Annual Meeting of Shareowners.

We will hold the annual meeting in Bradley Hall at the Rockwell Automation Global Headquarters, 1201 South Second Street, Milwaukee, Wisconsin, USA on Tuesday, February 1, 2011, at 5:30 p.m. (Central Standard Time). At the meeting I will report on the Corporation’s activities and performance during the past fiscal year, and we will discuss and act on the matters described in the accompanying Proxy Statement. You will then have an opportunity to comment on or inquire about the Corporation’s affairs.

At this year’s meeting, you will have an opportunity to vote on whether to:

•	elect three directors named in the Proxy Statement;

•	approve the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2011;

•	approve on an advisory basis the compensation of our named executive officers; and

•	approve on an advisory basis the frequency of the shareowner vote on the compensation of our named executive officers.

Your vote is important to us. Whether or not you plan to attend the meeting, please return your proxy card or vote via the Internet or by telephone so that your shares will be voted and represented at the meeting.

If you plan to attend the meeting, please request an admittance card in one of the ways described on the last page of the Proxy Statement.

We sincerely hope that as many shareowners as can conveniently attend will do so.

We have enclosed the Proxy Statement for our 2011 Annual Meeting of Shareowners and our 2010 Annual Report. I hope you find them interesting and useful in understanding your company.

This meeting marks the retirement of two exceptional, long-serving directors — Bruce M. Rockwell and Joseph F. Toot, Jr. Bruce has served on our Board since 1969 and chaired the Technology and Corporate Responsibility Committee for many years. Joe has served on our Board since 1977 and has chaired the Audit Committee and the Compensation and Management Development Committee. We thank them for their dedication and wise counsel over the years during several transformations of Rockwell International and Rockwell Automation.

Sincerely yours,

Keith D. Nosbusch

Chairman and Chief Executive Officer

Rockwell Automation, Inc.
1201 South Second Street, Milwaukee, Wisconsin 53204, USA

Notice of 2011 Annual Meeting of Shareowners

To the Shareowners of
ROCKWELL AUTOMATION, INC.:

The 2011 Annual Meeting of Shareowners of Rockwell Automation, Inc. will be held in Bradley Hall at the Rockwell Automation Global Headquarters, 1201 South Second Street, Milwaukee, Wisconsin, USA on Tuesday, February 1, 2011, at 5:30 p.m. (Central Standard Time) for the following purposes:

(a)	to vote on whether to elect as directors the three nominees named in the accompanying proxy statement;

(b)	to vote on a proposal to approve the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2011;

(c)	to vote on a proposal to approve on an advisory basis the compensation of our named executive officers;

(d)	to vote on a proposal to approve on an advisory basis the frequency of the shareowner vote on the compensation of our named executive officers; and

(e)	to transact such other business as may properly come before the meeting.

Only shareowners of record at the close of business on December 6, 2010 will be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors.

Douglas M. Hagerman
Secretary

December 10, 2010

Note: The Board of Directors solicits votes by the execution and prompt return of the accompanying proxy in the enclosed return envelope or by use of the
Corporation’s telephone or Internet voting procedures.

Rockwell Automation, Inc.
Proxy Statement for 2011 Annual Meeting

INDEX

Rockwell Automation, Inc.
Proxy Statement

2011 ANNUAL MEETING

The 2011 Annual Meeting of Shareowners of Rockwell Automation, Inc. will be held at 5:30 p.m. (Central Standard Time) on February 1, 2011, for the purposes set forth in the accompanying Notice of 2011 Annual Meeting of Shareowners. This proxy statement and the accompanying proxy are furnished in connection with the solicitation by our Board of Directors of proxies to be used at the meeting and at any adjournment of the meeting. We will refer to your company in this proxy statement as “we,” “us,” “our,” the “Corporation” or “Rockwell Automation.”

GENERAL INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

Distribution and Electronic Availability of Proxy Materials

Again this year we are taking advantage of Securities and Exchange Commission (SEC) rules that allow companies to furnish proxy materials to shareowners via the Internet. If you received a Notice of Internet Availability of Proxy Materials (Notice) by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. The Notice instructs you on how to access and review this proxy statement and our 2010 annual report as well as how to vote by Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials included in the Notice.

We will mail the Notice to certain shareowners by December 23, 2010. We will continue to mail a printed copy of this proxy statement and form of proxy to certain shareowners and we expect that mailing to begin on December 17, 2010.

Shareowners Sharing the Same Address

SEC rules permit us to deliver only one copy of our annual report and this proxy statement or the Notice to multiple shareowners who share the same address and have the same last name, unless we received contrary instructions from a shareowner. This delivery method, called “householding,” reduces our printing and mailing costs. Shareowners who participate in householding will continue to receive separate proxy cards.

We will deliver promptly upon written or oral request a separate copy of our annual report and proxy statement or Notice to any shareowner who received these materials at a shared address. To receive a separate copy, please write or call Rockwell Automation Shareowner Relations, 1201 South Second Street, Milwaukee, Wisconsin 53204, USA, telephone: +1-414-382-8410.

If you are a holder of record and would like to revoke your householding consent and receive a separate copy of our annual report and proxy statement or Notice in the future, please contact Broadridge Financial Solutions, Inc. (Broadridge), either by calling +1-800-542-1061 (toll free in the United States and Canada only) or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, USA. You will be removed from the householding program within 30 days.

Any shareowners of record who share the same address and wish to receive only one copy of future Notices, proxy statements and annual reports for your household should contact Rockwell Automation Shareowner Relations at the address or telephone number listed above.

If you hold your shares in street name with a broker or other nominee, please contact them for information about householding.

Location and Date of Annual Meeting

Last year we changed the location of our annual meeting to our Global Headquarters. Again this year, we are holding the Annual Meeting at our Global Headquarters, 1201 South Second Street, Milwaukee, Wisconsin, USA on Tuesday, February 1 at 5:30 p.m. (Central Standard Time). You will find directions and instructions for parking and entering the building on your admittance card.

What am I voting on?

You will be voting on whether to:

•	elect as directors the three nominees named in this proxy statement;

•	approve the selection by the Audit Committee of Deloitte & Touche LLP (D&T) as our independent registered public accounting firm for fiscal year 2011 (the D&T appointment);

•	approve on an advisory basis the compensation of our named executive officers; and

•	approve on an advisory basis the frequency of the shareowner vote on the compensation of our named executive officers.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our common stock at the close of business on December 6, 2010, the record date for the meeting, may vote at the Annual Meeting. Each shareowner of record is entitled to one vote for each share of our common stock held on the record date. On December 6, 2010, we had outstanding 142,202,434 shares of our common stock.

Who may attend the Annual Meeting?

Shareowners as of the record date, or individuals holding their duly appointed proxies, may attend the Annual Meeting. Please note that if you hold your shares in street name through a broker or other nominee, you will need to provide a copy of a brokerage statement reflecting your stock ownership as of the record date to be admitted to the Annual Meeting.

How do I vote my shares?

We encourage shareowners to vote their shares in advance of the Annual Meeting even if they plan to attend. Shareowners may vote in person at the Annual Meeting. If you are a record holder and wish to vote in person at the meeting, you may vote by obtaining a ballot at the meeting. If you hold your shares in street name and wish to vote in person at the meeting, you should contact your broker or other nominee to obtain a broker’s proxy card and bring it, together with proper identification and your brokerage statement reflecting your stock ownership as of the record date, with you to the meeting.

In addition you may vote by proxy:

•	if you received a Notice, by submitting the proxy over the Internet by following the instructions on the Notice; and

•	if you received a paper copy of the proxy materials:

–	for shareowners of record and participants in our savings plans and BNY Mellon Shareowner Services Program (dividend reinvestment and stock purchase plan), by completing, signing and returning the enclosed proxy card or direction card, or via the Internet or by telephone; or

–	for shares held in street name, by using the method directed by your broker or other nominee. You may vote over the Internet or by telephone if your broker or nominee makes those methods available, in which case they will provide instructions with your proxy materials.

How will my proxy be voted?

If you properly complete, sign and return a proxy or use our telephone or Internet voting procedures to authorize the named proxies to vote your shares, your shares will be voted as specified. If your proxy card is signed but does not contain specific instructions, your shares will be voted as recommended by our Board of Directors, subject to applicable New York Stock Exchange (NYSE) regulations.

For shareowners participating in our savings plans or in the BNY Mellon Shareowner Services Program (dividend reinvestment and stock purchase plan), the trustee or administering bank will vote the shares that it holds for a participant’s account only in accordance with instructions given in a signed, completed and returned proxy card or direction card, or in accordance with instructions given pursuant to our Internet or telephone voting procedures. If they do not receive instructions, the shares will not be voted. To allow sufficient time for voting by the trustees of the savings plans, your voting instructions for shares held in the plans must be received by January 27, 2011.

May I revoke or change my proxy?

For shareowners of record, you may revoke or change your proxy at any time before it is voted by:

•	delivering a written notice of revocation to the Secretary of the Corporation;

•	submitting a properly signed proxy card with a later date;

•	casting a later vote using the telephone or Internet voting procedures; or

•	voting in person at the Annual Meeting (except for shares held in the savings plans).

If your shares are held in street name, you must contact your broker or other nominee to revoke or change your proxy. Your proxy is not revoked simply because you attend the Annual Meeting.

Will my vote be confidential?

It is our policy to keep confidential all proxy cards, ballots and voting tabulations that identify individual shareowners, except (i) as may be necessary to meet any applicable legal requirements, (ii) in the case of any contested proxy solicitation, as may be necessary to permit proper parties to verify the propriety of proxies presented by any person and the results of the voting, and (iii) if a shareowner writes comments on the proxy card directed to our Board of Directors or management. Representatives of Broadridge will tabulate votes and act as the independent inspector of election at this year’s meeting. The independent inspector of election and any employees involved in processing proxy cards or ballots and tabulating the vote are required to comply with this policy of confidentiality.

What is required for there to be a quorum at the Annual Meeting?

Holders of at least a majority of the shares of our common stock issued and outstanding on the record date for the Annual Meeting must be present, in person or by proxy, for there to be a quorum in order to conduct business at the meeting.

How many votes are needed to approve each of the proposals?

Election of Directors.  Directors are elected by a plurality of votes cast. This means that the three nominees for election as directors who receive the greatest number of votes cast by the holders of our common stock entitled to vote at the meeting will become directors. The election of directors, however, is subject to our majority vote policy.

Our Guidelines on Corporate Governance set forth our policy if a director is elected by a plurality of votes cast but receives a greater number of votes “withheld” from his or her election than votes “for” such election. In an uncontested election, any nominee for director who receives more votes “withheld” than votes “for” his or her election must promptly tender his or her resignation to the Board. The Board Composition and Governance Committee will consider the resignation offer and make a recommendation to the Board of Directors. The Board will act on the tendered resignation within 90 days following certification of the election results. The Board Composition and Governance Committee, in making its recommendation, and the Board of Directors, in making its decision, may consider any factors or other information that it considers appropriate and relevant, including any stated reasons why the shareowners withheld votes from the director, the director’s tenure, the director’s qualifications, the director’s past and expected contributions to the Board, and the overall composition of the Board. We will promptly disclose the Board’s decision regarding whether to accept or reject the director’s resignation offer in a Form 8-K furnished to the SEC. If the Board rejects the tendered resignation or pursues any additional action, the disclosure will include the rationale behind the decision. Any director who tenders his or her resignation may not participate in the Board Composition and Governance Committee deliberations and recommendation or in the Board’s decision whether to accept or reject the resignation offer.

D&T Appointment.  An affirmative vote of the holders of a majority of the voting power of our common stock present in person or represented by proxy and entitled to vote on the matter is necessary to approve the D&T appointment.

Compensation of Named Executive Officers.  An affirmative vote of the holders of a majority of the voting power of our common stock present in person or represented by proxy and entitled to vote on the matter is necessary to approve on an advisory basis the compensation of our named executive officers, although such vote will not be binding on us.

Frequency of Shareowner Vote on Compensation of Named Executive Officers.  You may vote to approve the frequency of the shareowner vote on the compensation of our named executive officers every one, two or three years or you may abstain from voting. We have determined to view the frequency vote that receives the greatest number of votes cast by the holders of our common stock entitled to vote at the meeting as the advisory vote of shareowners on the frequency of approval of the compensation of our named executive officers, although such vote will not be binding on us.

How are votes counted?

Under Delaware law and our Restated Certificate of Incorporation and By-Laws, all votes entitled to be cast by shareowners present in person or represented by proxy at the meeting and entitled to vote on the subject matter, whether those shareowners vote “for,” “against” or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required to approve the D&T appointment and approve on an advisory basis the compensation of our named executive officers.

What is the effect of an abstention?

The shares of a shareowner who abstains from voting on a matter will be counted for purposes of determining whether a quorum is present at the meeting so long as the shareowner is present in person or represented by proxy. An abstention from voting on a matter by a shareowner present in person or represented by proxy at the meeting has no effect in the election of directors or vote on the frequency of the shareowner vote on the compensation of our named executive officers, but has the same legal effect as a vote “against” the proposals to approve the D&T appointment and the compensation of our named executive officers.

How will votes be counted on shares held through brokers?

Brokers are not entitled to vote on the election of directors or the advisory proposals to approve the compensation of our named executive officers and the frequency of the shareowner vote on the compensation of our named executive officers unless they receive voting instructions from the beneficial owner. If a broker does not receive voting instructions, the broker may return a proxy card with no vote on the election of directors or the advisory proposals to approve the compensation of our named executive officers and the frequency of the shareowner vote on the compensation of our named executive officers, which is usually referred to as a broker non-vote. The shares of a shareowner whose shares are not voted because of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the meeting so long as the shareowner is represented by proxy. A broker non-vote on a matter has no effect in the election of directors or the proposals to approve the D&T appointment, the compensation of our named executive officers and the frequency of the shareowner vote on the compensation of our named executive officers.

Can I receive electronic access to shareowner materials?

As noted above, under SEC rules we are permitted to furnish proxy materials to shareowners via the Internet. However, we may choose to continue to provide printed copies to certain shareowners. If we send you printed copies, you can save us printing and mailing costs by electing to access proxy statements, annual reports and related materials electronically instead of receiving these documents in print. You must have an e-mail account and access to the Internet and expect to have such access in the future to be eligible for electronic access to these materials. To enroll for these services, please go to https://enroll1.icsdelivery.com/rok_/Default.aspx or visit our website at www.rockwellautomation.com, click on the heading: “About Us,” then the heading: “Investor Relations,” then the heading “Shareowner Information,” then the heading “Transfer Agent & Dividends.” If you own your shares through a broker or other nominee, you may contact them directly to request electronic access.

Your consent to electronic access will be effective until you revoke it. You may cancel your consent at no cost to you at any time by going to https://enroll1.icsdelivery.com/rok_/Default.aspx and following the instructions or by contacting your broker or other nominee.

ROCKWELL AUTOMATION

We are a leading global provider of industrial automation power, control, and information solutions that help manufacturers achieve a competitive advantage for their businesses. We were incorporated in 1996 in connection with a tax-free reorganization completed on December 6, 1996, pursuant to which we divested our former aerospace and defense business (the A&D Business) to The Boeing Company. In the reorganization, the former Rockwell International Corporation (RIC) contributed all of its businesses, other than the A&D Business, to us and distributed all of our capital stock to RIC’s shareowners. Boeing then acquired RIC. RIC was incorporated in 1928. Our principal executive office is located at 1201 South Second Street, Milwaukee, Wisconsin 53204, USA. Our telephone number is +1-414-382-2000 and our website is located at www.rockwellautomation.com. Our common stock trades on the New York Stock Exchange (NYSE) under the symbol ROK.

STOCK OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

The following table lists persons who we believe beneficially owned more than 5% of our common stock as of the December 6, 2010 record date based on reports filed with the SEC.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(1)

BlackRock, Inc.	7,226,110	(2)	5.08%
40 East 52nd Street New York, NY 10022
T. Rowe Price Associates, Inc.	8,617,514	(3)	6.00%
100 East Pratt Street Baltimore, MD 21202

(1)	The percent of class owned has been computed in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 (Exchange Act).

(2)	Based on a Schedule 13G filed by BlackRock, Inc. with the SEC on January 29, 2010. BlackRock and its named subsidiaries reported sole power to vote and dispose of all the shares.

(3)	Based on a Schedule 13G filed by T. Rowe Price Associates, Inc. (Price Associates) with the SEC on February 11, 2010. The shares are owned by various individual and institutional investors, for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the shares. Price Associates reported sole power to vote 2,904,558 shares and sole power to dispose of 8,617,514 shares. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of the shares; however Price Associates has advised us that it expressly disclaims that it is in fact the beneficial owner of the shares.

CORPORATE GOVERNANCE

Guidelines on Corporate Governance.  The Board of Directors has adopted Guidelines on Corporate Governance, which are available at www.rockwellautomation.com under the “Investor Relations” page under the link “About Us,” then the heading “Corporate Governance.” They are also available in print to any shareowner upon request. The Guidelines contain general principles regarding the responsibilities and function of our Board and Board Committees.

Related Person Transactions.  The Board of Directors adopted a written policy regarding how it will review and approve of related person transactions (as defined below), which is available at www.rockwellautomation.com under the “Investor Relations” page under the link “About Us,” then the heading “Corporate Governance.” The Board Composition and Governance Committee is responsible for administering this policy.

The policy defines a related person transaction as any transaction in which we are or will be a participant, in which the amount involved exceeds $120,000, and in which any director, director nominee, executive officer or more than 5% shareowner or any of their immediate family members has or will have a direct or indirect material interest. The policy sets forth certain transactions, arrangements and relationships not reportable under SEC rules that do not constitute related person transactions.

Under this policy, each director, director nominee and executive officer must report each proposed or existing transaction between us and that individual or any of that individual’s immediate family members to our general counsel. Our general counsel will assess and determine whether any transaction reported to him or of which he learns constitutes a related person transaction. If our general counsel determines that a transaction constitutes a related person transaction, he will refer it to the Board Composition and Governance Committee. The Committee will approve or ratify a related person transaction only if it determines that the transaction is in, or is not inconsistent with, the best interests of the Corporation and its shareowners. In determining whether to approve or ratify a related person transaction, the Committee will consider factors it deems appropriate, including:

•	the fairness to the Corporation;

•	whether the terms of the transaction would be on the same basis if a related person was not involved;

•	the business reasons for the Corporation to participate in the transaction;

•	whether the transaction may involve a conflict of interest;

•	the nature and extent of the related person’s and our interest in the transaction; and

•	the amount involved in the transaction.

There are no related person transactions to report in this proxy statement.

Potential Director Candidates.  The Board Composition and Governance Committee is responsible for screening potential director candidates and recommending qualified candidates to the full Board.

The Committee will consider candidates for director recommended by shareowners. Shareowners can recommend director candidates by writing to the Secretary at 1201 South Second Street, Milwaukee, Wisconsin 53204, USA. The recommendation must include the candidate’s name, biographical data and qualifications and any other information required by the SEC to be included in a proxy statement with respect to a director nominee. Any shareowner recommendation must be accompanied by a written statement from the candidate indicating his or her willingness to serve if nominated and elected. The recommending shareowner also must provide evidence of being a shareowner of record of our common stock at that time.

The Committee, the Chairman and Chief Executive Officer or other members of the Board may identify a need to add new members to the Board or fill a vacancy on the Board. In that case, the Committee will initiate a search for qualified director candidates, seeking input from senior management and Board members, and to the extent it deems it appropriate, outside search firms. The Committee will evaluate qualified candidates and then make its recommendation to the Board.

In making its recommendations to the Board with respect to director candidates, the Committee considers various criteria set forth in our Board Membership Criteria (see Exhibit A to the Committee’s Charter), including experience, professional background, specialized expertise, diversity and concern for the best interests of shareowners as a whole. In addition, directors must be of the highest character and integrity, be free of conflicts of interest with the Corporation, and have sufficient time available to devote to the affairs of the Corporation. The Committee from time to time reviews with the Board our Board Membership Criteria.

The Committee will evaluate properly submitted shareowner recommendations under substantially the same criteria and in substantially the same manner as other potential candidates.

In addition to recommending director candidates to the Committee, shareowners may also nominate candidates for election to the Board at annual shareowner meetings by following the procedures set forth in our By-Laws. See “Shareowner Proposals for 2012 Annual Meeting” set forth later in this proxy statement.

The Board nominated two new independent director candidates, Steven R. Kalmanson and James P. Keane, to fill the vacancies on the Board that will be created when two current directors retire immediately before the annual meeting. The Board Composition and Governance Committee led the search process. The Committee retained an independent, third-party search firm to assist in identifying and evaluating potential candidates. In addition, the Committee sought recommendations from Board members. Messrs. Kalmanson and Keane were among the potential candidates recommended by non-management directors.

Diversity.  The Board does not have a formal policy with respect to diversity, but recognizes the value of a diverse Board and thus has included diversity as a factor that is taken into consideration in its Board Membership Criteria.

When it considers the composition of the Board, especially when adding new directors, the Board Composition and Governance Committee assesses the skills and experience of Board members and compares them to the skills that might benefit the Corporation, in light of the current Board membership. The Committee seeks people with a variety of occupational and personal backgrounds to ensure that the Board benefits from a range of perspectives and to enhance the diversity of the Board in such areas as experience, geography, race, gender and ethnicity. When selecting director candidates, the Committee may establish specific skills, experiences or backgrounds that it believes the Board should seek in order to achieve balance and effectiveness.

The Board believes that it is important that its members reflect diverse viewpoints so that, as a group, the Board includes a sufficient mix of perspectives to allow the Board best to fulfill its responsibilities to shareowners.

Communications to the Board and Ombudsman.  Shareowners and other interested parties may send communications to the Board, an individual director, the non-management directors as a group, or a Board Committee at the following address:

Rockwell Automation, Inc.
c/o Corporate Secretary
1201 South Second Street
Milwaukee, Wisconsin 53204, USA
Attn: Board of Directors

The Secretary will receive and process all communications before forwarding them to the addressee. The Secretary will forward all communications unless the Secretary determines that a communication is a business solicitation or advertisement, or requests general information about us.

In accordance with procedures approved by the Audit Committee of our Board of Directors, concerns about accounting, internal controls or auditing matters should be reported to the Ombudsman as outlined in our Standards of Business Conduct and Code of Conduct, which are available on our website at www.rockwellautomation.com; please click on the heading “About Us,” then the heading “Who We Are,” then the heading “Ethics,” and then the links to “ethics program” and “code of conduct.” These standards are also available in print to any shareowner upon request. The Ombudsman is required to report promptly to the Audit Committee all reports of questionable accounting or auditing matters that the Ombudsman receives. You may contact the Ombudsman by addressing a letter to:

Ombudsman
Rockwell Automation, Inc.
1201 South Second Street
Milwaukee, Wisconsin 53204, USA

You may also contact the Ombudsman by telephone at 1-800-552-3589 (US only) or +1-414-382-8484, e-mail at ombudsman@rockwell.com or fax at +1-414-382-8485.

Board Leadership Structure.  Our Board of Directors adheres to a flexible approach to the question of whether to separate or combine the roles of Chairman and CEO. The Board believes that these are matters that should be discussed and determined by the Board from time to time and that they depend upon the current performance of the Corporation and the experience, knowledge and temperament of the CEO. Currently the Board has combined the roles of Chairman and CEO in Mr. Nosbusch. It has done so because the Board believes that at this time it strengthens the leadership of the Corporation and does not impair its independence, its ability to control its agenda and its oversight of management.

The Board further has concluded that this structure improves the efficiency of decision-making by the Board, in light of Mr. Nosbusch’s long experience and extensive knowledge of the Corporation’s operations, its customers and the major business issues that it faces. For similar reasons, we have not appointed a lead director at this time. However, in order to ensure the effectiveness of the independent directors, the Board has established a practice of holding independent director sessions at each Board meeting, with a presiding director and a clear process for communicating with Mr. Nosbusch about the matters discussed in these sessions.

Board’s Role in Risk Oversight.  The responsibility for managing risk rests with executive management. The Board has primary responsibility for oversight of management’s program of enterprise risk management for the Corporation. The standing committees of the Board address the risks related to their respective areas of oversight, and the Audit Committee is responsible for reviewing the overall guidelines and policies that govern our process for risk assessment and management.

Management periodically reports to the Board regarding the system that management has implemented to assess, manage and monitor risks. Management also reports to the Board on which risks it has assessed as the most significant, together with management’s plans to mitigate those risks.

Our risk management system seeks to ensure that the Board is informed of major risks facing the Corporation. The Audit Committee provides oversight regarding financial risks, including the cost of pensions and retirement benefits. The Audit Committee receives regular reports on management policies and practices relating to the Corporation’s financial statements, and the effectiveness of internal controls over financial reporting. The Audit Committee also receives regular reports from the Corporation’s independent auditors and internal auditor as well as the general counsel regarding legal and compliance risks. The Compensation and Management Development Committee considers the risk implications of the incentives created by our compensation programs as well as risk issues related to talent management and succession planning. The Technology and Corporate Responsibility Committee provides oversight regarding risks related to technology, safety, and environmental protection, among other corporate responsibility matters. The Board Composition and Governance Committee provides oversight regarding governance-related risks including conflicts of interest, director independence, and board and committee structure and performance.

Our risk oversight is aligned with the Board’s oversight of the Corporation’s strategies and plans. Thus, the Board ordinarily receives reports on the risks implicated by the Corporation’s strategic decisions concurrent with the deliberations leading to those decisions. From time to time, the Board will receive reports from management on enterprise risks that are not specifically assigned to the standing committees.

We believe we have an effective risk management system that fosters an appropriate culture of risk-taking. We have strong internal processes and a strong control environment to identify and manage risks. We also believe that our leadership structure, with Mr. Nosbusch serving as both Chairman and CEO, enhances the Board’s effectiveness in overseeing risk. Mr. Nosbusch’s extensive knowledge of the Corporation’s business and operations helps the Board to identify and address key risks facing the Corporation. Executive officers are assigned responsibility for managing the risks deemed most significant. These officers periodically report to the full Board or the applicable Committee on efforts to address the risks for which they are responsible.

Our annual report on Form 10-K for the year ended September 30, 2010 contains an extensive description of the most significant enterprise risks that we face.

Independent Director Sessions.  The independent directors meet in executive session without any officer or member of management present in conjunction with regular meetings of the Board. The independent directors designate the chair of one of the Board Committees as chair of the executive session, in part depending upon whether the principal items to be considered at the session are within the scope of the applicable Committee. The Board has adopted an annual schedule designating the presumptive chair for executive sessions from among the chairs of the Board Committees, which the Board may override as appropriate by designating the chair of another Board Committee.

ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation provides that the Board of Directors will consist of three classes of directors serving staggered three-year terms that are as nearly equal in number as possible. One class of directors is elected each year with terms extending to the third succeeding Annual Meeting after election.

The terms of three directors expire at the 2011 Annual Meeting, including Bruce M. Rockwell and Joseph F. Toot, Jr., who will retire as directors immediately before the 2011 Annual Meeting under the Board’s retirement policy. The Board has nominated Donald R. Parfet, the other current director whose term expires at the 2011 Annual Meeting, upon the recommendation of the Board Composition and Governance Committee for election as a director with a term expiring at the 2014 Annual Meeting. The Board has also nominated Steven R. Kalmanson and James P. Keane upon the recommendation of the Board Composition and Governance Committee for election as directors with terms expiring at the 2014 Annual Meeting.

Proxies properly submitted will be voted at the meeting, unless authority to do so is withheld, for the election of the three nominees specified in Nominees for Election as Directors below, subject to applicable NYSE regulations. If for any reason any of these nominees is not a candidate when the election occurs (which is not expected), proxies and shares properly authorized to be voted will be voted at the meeting for the election of a substitute nominee. Alternatively, the Board of Directors may reduce the number of directors.

INFORMATION ABOUT DIRECTOR NOMINEES AND CONTINUING DIRECTORS

For each director nominee and continuing director, we have stated the person’s name, age (as of December 10, 2010) and principal occupation; the position, if any, with the Corporation; the period of service as a director of the Corporation (or a predecessor corporation); and other directorships held.

NOMINEES FOR ELECTION AS DIRECTORS WITH TERMS EXPIRING IN 2014

Donald R. Parfet	Director Since 2008	Age 58

Managing Director, Apjohn Group, LLC (business development); General Partner, Apjohn Ventures Fund (venture capital fund). Mr. Parfet has served as Managing Director of Apjohn Group since 2001. Before that, he served as Senior Vice President of Pharmacia Corporation (pharmaceuticals). Mr. Parfet is a director of Kelly Services, Inc. and serves as a director or trustee of a number of business, civic and charitable organizations.

Steven R. Kalmanson	Director Nominee	Age 58

Retired Executive Vice President, Kimberly-Clark Corporation (consumer package goods). Mr. Kalmanson joined Kimberly-Clark Corporation in 1977. He held various marketing and business management positions within the consumer products businesses. He was appointed President, Adult Care in 1990, President, Child Care in 1992, President, Family Care in 1994, Group President of the Consumer Tissue segment in 1996, Group President-North Atlantic Personal Care in 2004 and Group President-North Atlantic Consumer Products in 2005. Mr. Kalmanson has been president and sole owner of Maxair, Inc., an aviation services company, since 1988.

James P. Keane	Director Nominee	Age 51

President, Steelcase Group (part of Steelcase Inc.)(office furniture). Mr. Keane joined Steelcase Inc. in 1997. He served as Senior Vice President and Chief Financial Officer of Steelcase Inc. from 2001 through 2006. He was named President of the Steelcase Group in October 2006, where he oversees sales, marketing and product development activities of certain brands primarily in North America. Previously, he has led corporate strategy, IT, Steelcase Design Partnership, and research and development since 1997. He serves as a director or trustee of a number of civic and charitable organizations.

CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2012

Betty C. Alewine	Director Since 2000	Age 62

Retired President and Chief Executive Officer, COMSAT Corporation (now part of Lockheed Martin Corporation) (global satellite services and digital networking services and technology). Ms. Alewine joined COMSAT in 1986 as Vice President of Sales and Marketing, and then served as the Vice President and General Manager and in 1994 as President of COMSAT International, the company’s largest operating unit. Ms. Alewine was named Chief Executive Officer of COMSAT in July 1996 and served in that position until the merger of COMSAT and Lockheed Martin Corporation in August 2000. Ms. Alewine is a director of New York Life Insurance Company and The Brink’s Company. She also serves as a director or member of a number of civic and charitable organizations.

Verne G. Istock	Director Since 2003	Age 70

Retired Chairman and President, Bank One Corporation (now part of JPMorgan Chase & Co.) (financial holding company). Mr. Istock served as Chairman of the Board of Bank One Corporation from October 1998, following completion of the merger of First Chicago NBD Corporation and Banc One Corporation, until October 1999, and as President of Bank One Corporation from October 1999 until September 2000. He served as Acting Chief Executive Officer of Bank One Corporation from December 1999 until March 2000. He served as Chairman of First Chicago NBD from 1996 to 1998 and as President and Chief Executive Officer of First Chicago NBD from 1995 to 1998. Mr. Istock is presiding director of Masco Corporation and a former director of Kelly Services, Inc. He also serves as a director or member of a number of civic and community organizations.

David B. Speer	Director Since 2003	Age 59

Chairman and Chief Executive Officer, Illinois Tool Works Inc. (engineered components and industrial systems and consumables). Mr. Speer joined Illinois Tool Works in 1978. In October 1995, he was elected Executive Vice President of worldwide construction products businesses and in 2003 assumed similar responsibilities for the company’s Wilsonart businesses. He was elected President of Illinois Tool Works in August 2004, Chief Executive Officer in August 2005 and Chairman in May 2006. Mr. Speer is a director of Deere & Company. He is also a member of the Chicago Economic Club and a director or member of a number of other business and community organizations.

CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2013

Barry C. Johnson, Ph.D.	Director Since 2005	Age 67

Retired Dean, College of Engineering, Villanova University. Dr. Johnson served as Dean, College of Engineering, Villanova University from August 2002 until March 2006. He served as Chief Technology Officer of Honeywell International Inc. (diversified technology and manufacturing company) from July 2000 to April 2002. Before that, he served as Corporate Vice President of Motorola, Inc. (global communications company) and Chief Technology Officer for that company’s Semiconductor Product Sector. Dr. Johnson also serves as a director of Cytec Industries Inc. and IDEXX Laboratories, Inc.

William T. McCormick, Jr.	Director Since 1989	Age 66

Retired Chairman of the Board and Chief Executive Officer, CMS Energy Corporation (diversified energy). Mr. McCormick served as Chairman of the Board and Chief Executive Officer of CMS Energy Corporation from November 1985 until May 2002. Before joining CMS, he had been Chairman and Chief Executive Officer of American Natural Resources Company (natural gas company) and Executive Vice President and a director of its parent corporation, The Coastal Corporation (energy holding company).

Keith D. Nosbusch	Director Since 2004	Age 59

Chairman of the Board, President and Chief Executive Officer. Mr. Nosbusch has been our Chairman of the Board since February 2005 and our President and Chief Executive Officer since February 2004. He served as Senior Vice President and President, Rockwell Automation Control Systems from November 1998 until February 2004. Mr. Nosbusch is a director of The Manitowoc Company, Inc. and serves as a director or member of a number of business, civic and community organizations.

The Board of Directors recommends that you vote “FOR” the election as directors of the three nominees described above, which is presented as item (a).

BOARD OF DIRECTORS AND COMMITTEES

Our business is managed under the direction of the Board of Directors. The Board has established the Audit Committee, the Board Composition and Governance Committee, the Compensation and Management Development Committee and the Technology and Corporate Responsibility Committee, whose principal functions are briefly described below. The duties and responsibilities of each committee are set forth in committee charters that are available on our website at www.rockwellautomation.com; click on the heading “About Us,” then the heading “Investor Relations,” then the heading “Corporate Governance.” The committee charters are also available in print to any shareowner upon request. The committees review and assess the adequacy of their charters each year and recommend any proposed changes to the Board for approval. The committees revised their charters during fiscal 2010 to address their roles with respect to enterprise risk management and to make certain clarifying changes. In fiscal 2010, the Board held seven meetings and on one occasion acted by written consent in lieu of a meeting. Average attendance by incumbent directors at Board and Committee meetings was 98%, and all of the directors attended at least 76% of the meetings of the Board and the committees on which they served. Directors are expected to attend the Annual Meeting of Shareowners. All directors attended the 2010 Annual Meeting.

Director Independence.  Our Guidelines on Corporate Governance require that a substantial majority of the members of the Board be independent directors. For a director to be independent, the Board must affirmatively determine that the director has no direct or indirect material relationship with the Corporation. The Board has established guidelines, which are contained in our Guidelines on Corporate Governance, to assist it in determining director independence in conformity with the NYSE listing requirements. These guidelines are available on our website at www.rockwellautomation.com under the “Investor Relations” page under the link “About Us,” then the heading “Corporate Governance.”

After considering these guidelines and the independence criteria of the NYSE, the Board has determined that none of the current directors or director nominees, other than Mr. Nosbusch (who is a current employee of the Corporation), has a material relationship with the Corporation and each of our current directors and director nominees (other than Mr. Nosbusch) meets the independence requirements of the NYSE. There were no transactions, relationships or arrangements that required review by the Board for purposes of determining director independence.

Director Qualifications.  We believe that our directors should possess the highest character and integrity and be committed to working constructively with others to oversee the management of the business and affairs of the Corporation. Our Board Membership Criteria provide that our directors should (i) have a variety of experience and backgrounds, (ii) have high level managerial experience or be accustomed to dealing with complex problems, and (iii) represent the balanced best interests of all shareowners, considering the overall composition and needs of the Board factors such as diversity, age, international background, experience and specialized expertise. The Criteria attach importance to directors’ experience, ability to collaborate, integrity, ability to provide constructive and direct feedback, lack of bias, and independence. Our Board seeks to maintain members with strong collective abilities that allow it to fulfill its responsibilities.

The Board has determined that each director and nominee is financially literate and possesses the skills, judgment, experience, reputation and commitment to make a constructive contribution to the Board.

We have provided certain information about the skills and experience of our continuing directors in their biographies set forth above. In addition, the Board considered other qualifications in concluding that each current director and director nominee is qualified to serve as a director of the Corporation, including the following experience, qualifications, attributes and skills.

Betty Alewine.  Ms. Alewine has significant leadership experience having served as the CEO of COMSAT Corporation and executive-level experience with international business operations, strategic business development, technology and sales and marketing. She brings valuable experience and knowledge through her service on the boards of other public companies in finance, risk oversight, audit and corporate governance matters. She serves as chair of the Audit Committee of New York Life Insurance Company and chair of the Finance and Strategy Committee of The Brink’s Company. She also has global industrial knowledge having served as the United States representative to the Board of Governors of the International Telecommunications Satellite Organization (INTELSAT) and Chairman and Vice Chairman of the INTELSAT Board, as well as on the President’s National Security Telecommunications Advisory Council.

Verne Istock.  Mr. Istock has extensive executive-level finance experience having served as CEO of a bank and bank holding company for five years, with responsibility for overseeing risk management, including financial risks. His comprehensive understanding of finance and banking assists the Board in evaluating and understanding the impact of business decisions on our financial statements and capital structure. He has experience relevant to our industry having served as a commercial bank lender to many businesses including manufacturing companies with both domestic and international operations. He also has extensive knowledge of board procedures and practices and audit, finance and corporate governance matters through his service on the boards of other public companies. He serves as Presiding Director of Masco Corp., where he also chairs the Governance and Nominating Committee and serves on the Audit and Compensation Committees. He was a director of Kelly Services Co., where he served as chair of the Audit Committee, Lead Director, and also as interim non-executive Chairman. He is a former director of the Federal Reserve Bank of Chicago. Mr. Istock holds an M.B.A. from University of Michigan.

Barry Johnson.  Dr. Johnson brings specialized experience in science and technology to the Board. During his 17 years at Motorola and Honeywell, he utilized risk management methods as an integral part of research and product development programs. He employed such processes as project management, six sigma and roadmapping to manage technology development risks at Motorola, and expanded their use to risk management in Honeywell’s business and technology strategies and programs. From 1991 to 2000 at Motorola, he was involved in the global development and manufacturing of analog and digital devices, integrated circuits and modules for use in the automation and related industries. From 2000 to 2002 at Honeywell, he participated in the development of business and technology strategies and products for the automation components, systems, software and solutions markets. Dr. Johnson has been inducted into the National Academy of Engineering (USA) and the Fraunhofer Society (Germany) in recognition of his experience in global technology development. He also serves on the boards of other public companies, which gives him experience in technology, finance, audit, risk oversight and corporate governance matters. He earned a Ph.D. in metallurgical engineering and materials science from Carnegie-Mellon University.

Steven Kalmanson.  Mr. Kalmanson will bring extensive business and executive management experience to the Board having served in various officer management positions for Kimberly-Clark Corporation, a global publicly traded company. Throughout his career, he successfully initiated and managed change to assist in the transformation of Kimberly-Clark Corporation from a pulp and paper company to a globally recognized consumer package goods conglomerate marketing some of the most recognized brands in the world. His business vision, strategic insight and specific knowledge and experience will add value and a diverse perspective to the Corporation. In addition to his US experience, he has international management experience through his responsibilities for Kimberly-Clark’s European and Canadian businesses and sales organizations, global procurement and supply chain organizations and marketing research and services organizations. He successfully innovated, restaged and grew Kimberly-Clark’s global consumer brands and businesses. He has experience leading mergers and acquisitions, organizational restructurings and facility closures and divestitures. In addition, he owns and operates his own aviation services business, which gives him insights into economic, operational, regulatory and other challenges beneficial to the Corporation. Mr. Kalmanson holds an M.B.A. from the University of Witwatersrand, Johannesburg, South Africa.

Jim Keane.  As a current executive of a global company, Mr. Keane will bring current business experience and knowledge to the Board. Through his executive roles at Steelcase Inc., he has extensive leadership experience and a comprehensive understanding of business operations, processes and strategy as well as sales, marketing and product development. In addition, he has a high level of financial literacy and accounting experience having served as CFO of Steelcase. His understanding of financial statements, accounting principles, internal controls and audit committee functions will provide the Board with expertise in addressing the complex issues that can be raised by the Corporation’s financial reporting and matters related to the Corporation’s financial position. Mr. Keane holds a masters degree in management from the Kellogg Graduate School of Management at Northwestern University.

Bill McCormick.  Mr. McCormick brings significant leadership and executive experience to the Board having served as Chairman and CEO of CMS Energy Corporation, a publicly-traded Fortune 500 company, for 17 years. CMS was involved in large energy technology development projects in oil and gas, pipeline, power generation, and electric and gas distribution. As Chairman and CEO, he was regularly exposed to issues facing leadership of a large global company, including risk management, strategic planning, corporate governance, human resources and executive compensation. He previously chaired the Nominating and Governance Committee and the Compensation Committee at Schlumberger Ltd. He also chaired the Risk Management Committee of the Board of First Chicago NBD Bank for two years. He holds a Ph.D. in nuclear engineering from the Massachusetts Institute of Technology.

Keith Nosbusch.  As our Chairman and CEO, Mr. Nosbusch has significant experience with and knowledge of the Corporation. He rose through management having served in various positions including president of our control systems business. His long experience and extensive knowledge of the Corporation’s operations, its customers, and the major business issues that it faces enhances overall board effectiveness and interaction with management. He also serves on the board of another public company, where he has gained experience with corporate governance, audit and risk oversight and overall board procedures and functioning. Mr. Nosbusch earned an M.B.A. from the University of Wisconsin — Milwaukee.

Don Parfet.  Mr. Parfet brings extensive finance and industry experience to the Board. He has served as General Partner of Apjohn Ventures Fund, a venture capital fund, since 2003. During his years at The Upjohn Company and its successor Pharmacia & Upjohn he had extensive financial and corporate staff management responsibilities and ultimately senior operational responsibilities for multiple global business units. He is experienced in leading strategic planning, risk assessment, human resource planning and financial planning and control as well as the manufacturing of pharmaceuticals, chemicals and research instruments. He is currently the Lead Director on the Board of Directors of Kelly Services, Inc. and previously chaired its Audit Committee. In his current role at Apjohn, he is an active investor in early stage pharmaceutical companies and as such actively evaluates financial and development risk associated with emerging medicines. Mr. Parfet holds an M.B.A. from the University of Michigan.

Bruce Rockwell.  Mr. Rockwell has executive-level experience having served as an executive vice president of Fahnestock & Co. Inc., an investment banking company. He worked as an investment banker for 42 years during which time he managed the municipal bond department of First of Michigan for 16 years, served as senior vice president in charge of financial services for 14 years and vice chairman, First of Michigan for four years, with responsibility for all operations in Michigan. He was involved in or managed assessment of risk relating to securities underwritten, purchased or traded for clients during his career in investment banking.

David Speer.  As current Chairman and CEO of Illinois Tool Works Inc. (ITW), a Fortune 500 company, Mr. Speer brings extensive leadership and board experience to our Board. He is knowledgeable of the multitude of issues facing boards and management of global public companies. His current leadership and operational experience give him a comprehensive understanding of organizations, processes, strategy, risk management and how to drive change and growth. As Chairman and CEO of ITW, which serves a number of end markets such as automotive, energy and pharmaceuticals that overlap with the Corporation’s markets, he has detailed insights into the major trends and issues in these industries. He also has finance experience having served on the audit committee of another public company for two years and currently serves on the Board of another Fortune 500 company. Mr. Speer holds an M.B.A. from The Kellogg School of Business, Northwestern University.

Joe Toot.  Mr. Toot served as CEO, a Board member and in other senior management positions of The Timken Company, a publicly-traded manufacturing company, for 32 years. Through his experience leading a global company, he has a practical understanding of organizations, business development, risk oversight, executive compensation and corporate governance matters. His extensive experience enhances our Board’s effectiveness in fulfilling its role as business and strategic advisor to management. He also has experience serving on the boards of other public companies, with extensive knowledge of board functions and procedures. He is a member of the Supervisory Board of PSA Peugeot Citroën.

Committees of the Board

			Compensation and	Technology and
		Board Composition and	Management	Corporate
		Governance	Development	Responsibility
	Audit Committee	Committee	Committee	Committee
Members	Verne G. Istock*	David B. Speer*	William T. McCormick, Jr.*	Betty C. Alewine*
	Barry C. Johnson	Verne G. Istock	Betty C. Alewine	Barry C. Johnson
	Donald R. Parfet	William T. McCormick, Jr.	Bruce M. Rockwell	Donald R. Parfet
	David B. Speer	Joseph F. Toot, Jr.	Joseph F. Toot, Jr.	Bruce M. Rockwell

Number of meetings	7	5	5, plus 2 actions	3
in fiscal 2010			taken by written consent

*	Chair

Audit Committee.  The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting processes, our internal control and disclosure control systems, the integrity and audits of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function and independent registered public accounting firm. The main duties of the Committee are to appoint our independent registered public accounting firm, subject to shareowner approval; approve all audit and audit-related fees and services and permitted non-audit fees and services of our independent registered public accounting firm; review with our independent registered public accounting firm and management our annual audited and quarterly financial statements; discuss periodically with management our quarterly earnings releases; and review with our independent registered public accounting firm and management the quality and adequacy of our internal controls. All members of the Audit Committee meet the independence and financial literacy standards and requirements of the NYSE and the SEC. The Board has determined that Messrs. Istock, Parfet and Speer qualify as “audit committee financial experts” as defined by the SEC.

Board Composition and Governance Committee.  The principal functions of the Board Composition and Governance Committee are to consider and recommend to the Board qualified candidates for election as directors of the Corporation, to consider matters of corporate governance, and administer the Corporation’s related person transactions policy. The Committee annually assesses and reports to the Board on the performance of the Board of Directors as a whole and of the individual directors. The Committee also recommends to the Board the members of the committees of the Board and the terms of our Guidelines on Corporate Governance. All members of the Committee are independent directors as defined by the NYSE.

Compensation and Management Development Committee.  The principal functions of the Compensation and Management Development Committee are to evaluate the performance of our senior executives, review management succession and development plans for the CEO and other senior executives, review the design and competitiveness of our compensation plans, review and approve salaries, incentive compensation, equity awards and other compensation of officers and review the salary plan for other executives who are direct reports to the CEO, review and approve corporate goals and objectives and administer our incentive, deferred compensation and long-term incentives plans. The Committee also conducts an annual review of director compensation and makes recommendations to the Board regarding any changes. See “Director Compensation” below. All members of the Committee are independent directors as defined by the NYSE and are not eligible to participate in any of our plans or programs administered by the Committee, except our 2003 and 1995 Directors Stock Plans and Directors Deferred Compensation Plan.

•	Role of Executive Officers. The Chief Executive Officer and certain other executives assist the Committee with its review of compensation of our officers. See “Executive Compensation — Compensation Discussion and Analysis — Compensation Review Process” below.

•	Role of Compensation Consultants. The Compensation Committee has engaged Towers Watson, an executive consulting firm that is directly accountable to the Compensation Committee, to provide advice on compensation trends and market information to assist the Compensation Committee in fulfilling its duties.

Towers Perrin has for seven years served as the Committee’s advisor, was directly engaged by and accountable to the Committee, and was not engaged by management for any significant other services. In January 2010, Towers Perrin merged with Watson Wyatt — the Corporation’s long-time actuary — to create Towers Watson. During fiscal 2010, Towers Watson and its predecessor Towers Perrin were paid $155,000 for executive compensation advice and other services to the Committee. During fiscal 2010, Towers Watson and its predecessor Watson Wyatt were paid $2,847,000 for actuarial and other services to the Corporation and its benefit plans.

Based on the following facts, the Compensation Committee has concluded that it is receiving objective, unbiased and independent advice from Towers Watson:

•	The Committee’s relationship with the compensation consultants at Towers Watson pre-dates the merger by over six years.

•	The Towers Watson consultants to the Committee have worked with the Committee since Towers Perrin was engaged by the Committee in November 2003; their performance and counsel over this period have indicated objectivity and independence.

•	The Committee’s oversight of the relationship between the Corporation and Towers Watson mitigates the possibility that management could misuse the actuarial engagement to influence Towers Watson’s compensation work for the Committee.

•	Towers Watson has adopted internal safeguards to ensure that its executive compensation advice is independent.

•	The Committee retains ultimate decision-making authority for all executive pay matters, and understands Towers Watson’s role is simply that of advisor.

The Committee intends to continue to oversee all relationships between the Corporation and Towers Watson to ensure that the Committee continues to receive unbiased compensation advice from Towers Watson. In addition, the Committee will review and approve the type and scope of all services provided by Towers Watson and the amounts paid by the Corporation for such services.

Technology and Corporate Responsibility Committee.  The Technology and Corporate Responsibility Committee reviews and assesses our technological activities as well as our policies and practices in the following areas: employee relations, with emphasis on diversity and inclusion; the protection and enhancement of the environment and energy resources; product integrity and safety; employee health and safety; and community and civic relations, including programs for and contributions to educational, cultural and other social institutions. All members of the Committee are independent directors as defined by the NYSE.

DIRECTOR COMPENSATION

Our director compensation program is designed to attract and retain qualified directors, fairly compensate directors for the time they must spend in fulfilling their duties and align their compensation directly with the interests of shareowners. The Compensation and Management Development Committee determines the form and amount of director compensation, with discussion and approval by the full Board. The Board believes that a meaningful portion of director compensation should be in our common stock to further align the economic interests of directors and shareowners. Employees who serve as directors do not receive any compensation for their director service.

There are three elements of our director compensation program: an annual retainer, equity awards and committee fees. The following table describes each element of director compensation for fiscal 2010.

	Annual Retainer		Equity Awards	Committee Fees
	Cash	Common Stock	Common Stock	Cash
Amount or Number of Shares	$70,000	$62,000	500	Varies by Committee

Timing of Payment/Award	Paid in equal installments on 1st business day of each quarter	Granted on 1st business day of fiscal year (or pro-rata amount upon initial election to the Board)	Granted on date of Annual Shareowners Meeting (or pro-rata amount upon initial election to the Board)	Paid in equal installments on 1st business day of each quarter

Deferral Election Available	Yes	Yes	Yes	Yes

Dividend/Dividend Equivalent Eligible	Not Applicable	Yes	Yes	Not Applicable

Annual Retainer.  Directors receive an annual retainer that consists of cash and shares of common stock. The total annual retainer, excluding committee fees, is $132,000, of which $70,000 is paid in cash and $62,000 in shares of common stock under the 2003 Directors Stock Plan. The $62,000 equated to 1,508 shares granted on October 1, 2009.

Equity Awards.  Directors receive an annual grant of 500 shares of common stock under the 2003 Directors Stock Plan immediately after our Annual Meeting of Shareowners (and for directors elected after the Annual Meeting, a pro-rated number of shares are awarded upon election).

Committee Fees.  Directors receive additional annual compensation for serving on committees of the Board. The fees for the Chair and for serving on certain committees are higher than others due to the greater work-load and responsibilities.

During fiscal 2010, annual committee fees were as follows:

		Compensation and	Board	Technology and
		Management	Composition and	Corporate
	Audit	Development	Governance	Responsibility
	Committee	Committee	Committee	Committee
Chair	$25,000	$16,000	$12,000	$10,000
Member	$12,500	$8,000	$6,000	$5,000

Deferral Election.  Under the terms of our Directors Deferred Compensation Plan, directors may elect to defer all or part of the cash payment of Board retainer or committee fees until such time as the director specifies, with interest on deferred amounts accruing quarterly at 120% of the federal long-term rate set each month by the Secretary of the Treasury. In addition, under the 2003 Directors Stock Plan, each director has the opportunity each year to defer all or any portion of the annual grant of common stock, cash retainer, common stock retainer and committee fees by electing to instead receive restricted stock units valued, in the case of cash deferrals, at the closing price of our common stock on the NYSE on the date each payment would otherwise be made in cash.

Other Benefits.  We reimburse directors for transportation, lodging and other expenses actually incurred in attending Board and committee meetings. We also reimburse directors for similar travel, lodging and other expenses for their spouses to accompany them to a limited number of Board meetings held as retreats to which we invite spouses for business purposes. Spouses were not invited to meetings in fiscal 2010. The directors’ spouses are generally expected to attend Board meetings held as retreats. From time to time and when available, directors and their spouses are permitted to use our corporate aircraft for travel to Board meetings. During fiscal 2010, two of Mr. Rockwell’s family members accompanied him to one meeting at the Corporation’s headquarters.

Directors are eligible to participate in a matching gift program under which we match donations made to eligible educational, arts or cultural institutions. Gifts are matched up to an annual calendar year maximum of $10,000. This same program is available to all of our U.S. salaried employees.

Stock Ownership Requirement.  Non-management directors are subject to stock ownership guidelines. To further align directors’ and shareowners’ economic interests, our Guidelines on Corporate Governance provide that non-management directors are required to own, within five years after joining the Board, shares of our common stock (including restricted stock units) equal in value to five times the portion of the annual retainer that is payable in cash. The guideline was changed during the fiscal year from three times to five times the portion of the annual retainer that is payable in cash to match the most common market practice from our review of practices and trends of Fortune 250 companies. All directors meet the guidelines as of September 30, 2010.

Changes to Directors Compensation for Fiscal 2011.  Effective October 1, 2010, we changed our director compensation. The total annual retainer, excluding committee fees, was changed to $140,000, of which $70,000 will be paid in cash and $70,000 in shares of common stock under the 2003 Directors Stock Plan. The amount of the stock portion was increased by $8,000 to bring board fees closer to the market median based on a review of companies with revenues of $4 to $8 billion that had filed proxy statements as of April 30, 2010. Directors will continue to receive an annual grant of 500 common shares on the date of the Annual Meeting. In addition, the annual fee for the Chair of the Technology and Corporate Responsibility Committee was increased from $10,000 to $12,000 to bring the fee closer to the market median.

The following table shows the total compensation earned by each of our directors during fiscal 2010.

DIRECTOR COMPENSATION TABLE

					Change in
					Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid In Cash(1)	Awards(2)(3)	Awards(3)	Compensation	Earnings(4)	Compensation(5)	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Betty C. Alewine	86,333	87,045	0	0	0	10,258	183,636

Verne G. Istock	101,000	87,045	0	0	0	2,228	190,273

Barry C. Johnson	87,500	86,840	0	0	0	3,723	178,063

William T. McCormick, Jr.	92,333	87,045	0	0	0	14,270	193,648

Donald R. Parfet	87,500	87,045	0	0	0	12,638	187,183

Bruce M. Rockwell	85,500	86,840	0	0	0	17,995	190,335

David B. Speer	92,500	87,045	0	0	0	3,724	183,269

Joseph F. Toot, Jr.	88,000	87,045	0	0	0	10,306	185,351

(1)	This column represents the amount of cash compensation earned in fiscal 2010 for Board and committee service (whether or not deferred and whether or not the directors elected to receive restricted stock units in lieu of cash fees).

(2)	Values in this column represent the grant date fair value of stock awards computed in accordance with accounting principles generally accepted in the United States (U.S. GAAP). Each director received 500 shares of common stock under the 2003 Directors Stock Plan on February 2, 2010 (the date of our annual meeting) with a grant date fair value of $49.68 per share (equal to the closing price of our stock on the grant date) for directors who elected to receive restricted stock units and $50.09 per share (calculated based on the average high and low prices of our stock on the grant date) for directors who elected to receive shares. On October 1, 2009 each director received 1,508 shares with an aggregate grant date fair value of $62,000 in payment of the share portion of the annual retainer. The amounts shown do not correspond to the actual value that may be realized by the directors. Directors can elect to defer the annual retainer by electing instead to receive restricted stock units. Three directors have made such an election with respect to some of their compensation. The aggregate number of restricted stock units outstanding as of September 30, 2010 was 2,508, 2,162 and 3,008 for Messrs. Johnson, Parfet and Rockwell, respectively.

Before fiscal 2009, director compensation included restricted stock. On February 26, 2010, all outstanding shares of restricted stock held by the non-employee directors and granted in prior years were vested. The following table shows the aggregate number of shares acquired upon the vesting and the value realized by the non-employee directors:

	Number of Shares
Director	Acquired upon Vesting	Value Realized upon Vesting(a)
Betty C. Alewine	9,065	$490,326

Verne G. Istock	3,842	207,814

Barry C. Johnson	1,394	75,401

William T. McCormick, Jr.	11,672	631,338

Bruce M. Rockwell	11,672	631,338

David B. Speer	6,421	347,312

Joseph F. Toot, Jr.	10,872	588,066

(a) Based on the closing price of our common stock on the NYSE on the vesting date.

(3)	Before fiscal 2009, director compensation included stock options. The following table shows the aggregate number of option awards outstanding as of September 30, 2010 for the non-employee directors:

Option Awards
Director	(#)
Betty C. Alewine	17,500

Verne G. Istock	15,500

Barry C. Johnson	12,250

William T. McCormick, Jr.	7,500

Donald R. Parfet	8,125

Bruce M. Rockwell	5,500

David B. Speer	15,500

Joseph F. Toot, Jr.	16,834

(4)	Aggregate earnings in fiscal 2010 on the directors’ deferred cash compensation balances were $24,141 for Ms. Alewine. We do not pay “above market” interest on non-qualified deferred compensation; therefore, this column does not include these amounts.

(5)	This column consists of cash dividends paid on restricted shares, cash dividend equivalents paid on restricted stock units and, for Ms. Alewine and Messrs. McCormick, Parfet, Rockwell and Toot, the Corporation’s matching donations of $5,000, $7,500, $10,000, $7,700, and $4,000, respectively, under our matching gift program. This column does not include (i) the perquisites and personal benefits provided to each non-employee director because the aggregate amount provided to each director was less than $10,000, and (ii) the value of restricted stock that vested during fiscal 2010.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in overseeing and monitoring the integrity of the Corporation’s financial reporting processes, its internal control and disclosure control systems, the integrity and audits of its financial statements, the Corporation’s compliance with legal and regulatory requirements, the qualifications and independence of its independent registered public accounting firm and the performance of its internal audit function and independent registered public accounting firm.

Our Committee’s roles and responsibilities are set forth in a written Charter adopted by the Board, which is available on the Corporation’s website at www.rockwellautomation.com under the heading “About Us”, then the heading “Investor Relations”. We review and reassess the Charter annually, and more frequently as necessary to address any changes in NYSE corporate governance and SEC rules regarding audit committees, and recommend any changes to the Board for approval.

Management is responsible for the Corporation’s financial statements and the reporting processes, including the system of internal control. Deloitte & Touche LLP (D&T), the Corporation’s independent registered public accounting firm, is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, and on the Corporation’s internal control over financial reporting.

Our Committee is responsible for overseeing the Corporation’s overall financial reporting processes. In fulfilling our responsibilities for the financial statements for fiscal year 2010, we:

•	Reviewed and discussed the audited financial statements for the fiscal year ended September 30, 2010 with management and D&T;

•	Reviewed management’s assessment of the Corporation’s internal control over financial reporting and D&T’s report pursuant to Section 404 of the Sarbanes-Oxley Act;

•	Discussed with D&T the matters required to be discussed by Statement on Auditing Standards No. 114 (formerly Statement on Auditing Standards No. 61) relating to the conduct of the audit; and

•	Received written disclosures and the letter from D&T regarding its independence as required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526. We also discussed with D&T its independence.

We reviewed and approved all audit and audit-related fees and services. For information on fees paid to D&T for each of the last two years, see “Proposal to Approve the Selection of Independent Registered Public Accounting Firm” on page 49 of this proxy statement.

We considered the non-audit services provided by D&T in fiscal year 2010 and determined that engaging D&T to provide those services is compatible with and does not impair D&T’s independence.

In fulfilling our responsibilities, we met with the Corporation’s General Auditor and D&T, with and without management present, to discuss the results of their examinations, the evaluations of the Corporation’s internal control over financial reporting and the overall quality of the Corporation’s financial reporting. We considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit processes that we determined appropriate. We also met separately with the Corporation’s Chief Executive Officer, Chief Financial Officer, Controller, General Counsel and Ombudsman.

Based on our review of the audited financial statements and the discussions and reports referred to above, we recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 for filing with the SEC.

The Audit Committee has selected D&T as the independent registered public accounting firm of the Corporation for the fiscal year ending September 30, 2011, subject to the approval of shareowners.

Audit Committee
Verne G. Istock, Chair
Barry C. Johnson
Donald R. Parfet
David B. Speer

OWNERSHIP OF EQUITY SECURITIES BY DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the beneficial ownership, reported to us as of October 31, 2010, of our common stock, including shares as to which a right to acquire ownership within 60 days exists, of each director, each nominee for director, and each executive officer listed in the table on page 35 (named executive officers) and of these persons and other executive officers as a group. On October 31, 2010 we had outstanding 141,790,182 shares of our common stock.

	Beneficial Ownership on October 31, 2010
	Shares of		Derivative	Total	Percent of
Name	Common Stock(1)		Securities(2)	Shares(1)	Class(3)

Betty C. Alewine	15,650	(4)	17,000	32,650	—

Verne G. Istock	16,919	(4)	15,000	31,919	—

Barry C. Johnson	4,834	(4)	11,750	16,584	—

Steven R. Kalmanson	—		—	—	—

James P. Keane	—		—	—	—

William T. McCormick, Jr.	22,400	(4)	7,000	29,400	—

Keith D. Nosbusch	389,023	(5,6)	1,332,227	1,721,250	1.2

Donald R. Parfet	7,447	(4)	5,416	12,863	—

Bruce M. Rockwell	37,170	(4)	5,000	42,170	—

David B. Speer	15,151	(4)	15,000	30,151	—

Joseph F. Toot, Jr.	26,640	(4)	16,334	42,974	—

Theodore D. Crandall	58,317	(5,6)	294,768	353,085	—

Steven A. Eisenbrown	25,540	(5,6)	252,835	278,375	—

Douglas M. Hagerman	26,906	(5,6)	217,968	224,874	—

Robert A. Ruff	37,962	(5,6)	158,064	196,026	—

All of the above and other executive officers as a group (25 persons)	849,786	(4,5,6)	3,224,332	4,074,118	2.8%

(1)	Each person has sole voting and investment power with respect to the shares listed (either individually or with spouse).

(2)	Represents shares that may be acquired upon the exercise of outstanding stock options and, for executive officers, settlement of performance shares, within 60 days.

(3)	The shares owned by each person, and by the group, and the shares included in the number of shares outstanding have been adjusted, and the percentage of shares owned (where such percentage exceeds 1%) has been computed, in accordance with Rule 13d-3(d)(1) under the Exchange Act.

(4)	Does not include 3,640, 2,162 and 4,140 restricted stock units granted under the 2003 Directors Stock Plan as compensation for services as directors for Messrs. Johnson, Parfet and Rockwell, respectively. Includes 3,900 shares and 12,500 stock options held by a family limited partnership for Mr. Speer.

(5)	Includes shares held under our savings plan. Does not include 2,237; 1,508; 2,409; 2,332; 1,838 and 12,181 share equivalents for Messrs. Nosbusch, Crandall, Eisenbrown, Hagerman, Ruff and the group, respectively, held under our supplemental savings plan.

(6)	Includes 33,300; 9,700; 9,600; 7,700; and 9,200 shares granted as restricted stock under our 2000 and 2008 Long-Term Incentives Plans for Messrs. Nosbusch, Crandall, Eisenbrown, Hagerman and Ruff, respectively, and 110,967 shares granted as restricted stock for the group.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Rockwell Automation has had a long-standing strong orientation in its executive compensation program toward pay for performance. This orientation has held constant throughout the business cycles that our organization has confronted over time. The compensation decisions made for fiscal 2010 reflect our company’s strong performance relative to our initial expectations for the year and the changes in the economic environment. Our compensation programs include base salary, annual incentive compensation, long-term incentives, defined benefit and defined contribution pension plans and a very limited perquisite package. We believe the decisions described in this proxy statement reflect our orientation toward pay for performance and demonstrate our ongoing commitment to our shareowners, employees and other stakeholders.

Fiscal 2010 Performance

Early in the year, the Board of Directors approved a business plan that reflected our initial expectations for our company performance. The Compensation and Management Development Committee (the Compensation Committee) set goals for sales, earnings per share from continuing operations (EPS), free cash flow, return on invested capital (ROIC), and segment operating earnings. These goals served as targets for our incentive compensation plans (ICP). In establishing these goals, the Compensation Committee considered the uncertainty related to the timing of an economic recovery. The Compensation Committee determined that meeting these goals would require continued execution of our growth and performance strategy.

Fiscal 2010 was a very good year. We experienced an improved global economic climate and benefited from the cost savings actions we took in fiscal 2009 as well as the execution of our growth and performance strategy. Market conditions improved more than our original expectations with global industrial production and global Gross Domestic Product (GDP) ending 3.3 percentage points and 2.1 percentage points above initial projections. In fiscal 2010, our sales increased 12% year over year (10% excluding the effect of currency and acquisitions), which growth rate is in excess of the growth rate of global industrial production and global GDP. Also in fiscal 2010, our diluted EPS from continuing operations nearly doubled from the prior year, despite incremental investments in our core technologies and global domain expertise. ROIC was 22.8%, up from 10.7% in fiscal 2009, and we exceeded fiscal 2010 free cash flow goals.

Fiscal 2010 Pay Implications

We have not changed our overall approach to our executive compensation through the downturn and the start of the economic recovery. Our equity grants continued to be a combination of stock options, performance shares and restricted stock. The factors used to determine our ICP did not change from fiscal 2009. The Compensation Committee retained discretion in fiscal 2010 in determining ICP awards for performance above or below our goals. We significantly exceeded all of the financial goals set early in the year. In addition, the Committee reviewed our performance in light of the change in the global Industrial Production Index and currency fluctuations, and determined that the Corporation had outperformed the underlying manufacturing economy. ICP awards for our named executive officers averaged 182% of target payout, reflecting performance well in excess of our financial goals. Over the performance period from October 1, 2007 to September 30, 2010, our total shareowner return (TSR) was at the 55th percentile of the companies in the S&P 500 Index. While our TSR performance exceeded the majority of the companies in the S&P 500 Index, our absolute performance was -7.6% (including the value of reinvested dividends). In accordance with our plan, the number of performance shares paid out was reduced by 50 percent from the level it would have been with positive TSR, resulting in a payout of 42% of the target number of performance shares awarded. We expected market data to show higher values of long-term incentives granted at other companies in 2010 and as a result we increased the value of our long-term incentives grants for our named executive officers in 2010. As a result of this decision and our higher stock price, the grant date fair value of the fiscal 2010 long-term incentive grants was up an average of 29% from the grant date fair value of the fiscal 2009 grants.

Our executives’ base salaries were reviewed at the start of fiscal 2010. Due to the uncertainty that still surrounded the economic recovery, we did not grant salary increases at that time to any of our named executive officers; however, we did restore their base salaries to the levels they were at in March 2009 prior to the temporary salary reductions. By the end of the second quarter, the Compensation Committee determined that the strength of the business had recovered to the extent that we provided salary increases to our named executive officers in July 2010 at the same time we increased salaries for other employees. As we did for other employees, with the exception of Mr. Nosbusch, we also provided our named executive officers a one-time payment that accounted for the period from January 1, 2010 to June 30, 2010. The Compensation Committee determined that this payment was appropriate given the strong performance of these individuals and the level to which the business had returned.

The net result is that Total Direct Compensation (base salary, ICP, grant date fair value of long term incentive (LTI) grants) for the named executive officers was 67% higher than in fiscal 2009. This is in line with the $2.69 billion increase in market capitalization during fiscal 2010 and financial performance well in excess of our goals.

Effective January 1, 2010, we eliminated tax gross-ups related to personal liability insurance and FICA tax on our non-qualified savings plan and pension plan. We also eliminated the excise tax gross-up in the change of control agreements we entered into with our named executive officers on September 27, 2010.

The Compensation Committee and the Board believe that the skill and motivation of our employees, and especially our executive leaders, are essential to the Corporation’s performance and creation of shareowner value. We believe our compensation program motivates performance that differentiates us from our competitors. We will continue to provide a compensation program that we believe is effective, serves shareowner interests and is worthy of shareowner support.

Compensation Philosophy

Our long-term growth and performance business strategy seeks sustained organic growth through, among other things, expanding our served markets and enhancing our market access. We have developed a strong productivity culture that has allowed us to reinvest in organic growth. We believe that our employees’ knowledge of our customers and their applications, and our technology is a key factor that makes this strategy work. We also believe that it is important to align the compensation of our leadership with this strategy and therefore we choose the factors in our short and long-term incentives plans, among other things, to focus the management team’s efforts in the areas that are critical to the success of this strategy.

The quality of our leadership has a direct impact on our performance, and with the oversight of the Compensation Committee, we offer compensation plans, programs and policies intended to attract and retain executive talent and “pay for performance,” including the creation of shareowner value. Our compensation programs include base salary, annual incentive compensation, long-term incentives, defined benefit and defined contribution pension plans and a very limited perquisite package.

The following table highlights the principal purposes of the main elements of our compensation programs:

Pay for Performance
Current Year
		Financial &	Long-Term	Creation of
	Attraction &	Operational	Financial	Shareowner
	Retention	Performance	Performance	Value

Base Salary	X	X
Annual Incentive Compensation	X	X		X
Long-Term Incentives	X		X	X
Pension Plans	X

We believe that a significant portion of an executive’s compensation should be directly linked to our performance and the creation of shareowner value. In fiscal 2010, for our named executive officers, the Compensation Committee planned a targeted mix of Total Direct Compensation in which 77% to 86% was based on pay for performance. The Compensation Committee targeted 59% to 68% of Total Direct Compensation of our named executive officers in the form of long-term incentives directly linked to the creation of shareowner value. These target percentages have been similar throughout fiscal years 2008, 2009, and 2010. Total Direct Compensation consists of base salary, annual ICP awards and LTI grants

(calculated at the grant date fair value outlined in the Grants of Plan-Based Awards Table). As shown in the following graphs:

•	Our actual mix in fiscal 2010 differed from the targeted mix as a result of ICP payments. We significantly exceeded our goals and the Committee determined that we outperformed the underlying manufacturing economy, resulting in ICP payments for our named executive officers of 182% of target on average.

•	We have a strong pay-for-performance orientation where our executives’ pay is linked to how well we perform compared to the goals set for the fiscal year.

•	Actual Total Direct Compensation has varied from year to year based on our performance. However, the Target Total Direct Compensation for the CEO was not increased above its fiscal 2008 level, and was up nine percent for the other named executive officers primarily as a result of Mr. Ruff’s base salary being increased to a level that is competitive with the market level for his position in fiscal 2010.

As shown in the above graphs, Mr. Nosbusch’s target and actual Total Direct Compensation have varied each year based on our performance. The following table illustrates the changes in Mr. Nosbusch’s actual Total Direct Compensation compared to the changes in diluted EPS from continuing operations.

Change in CEO Total Direct Compensation Compared to Change in EPS
	Earnings Per Share	CEO Total Direct
	Percent Change from	Compensation Percent
	Prior Year	Change from Prior Year

Fiscal 2008	10.2%	−6.6%
Fiscal 2009	−60.7%	−28.7%
Fiscal 2010	99.3%	68.6%

We believe that our compensation program reinforces our pay-for-performance philosophy and has outcomes that are appropriate and in line with the changes in our business performance.

Compensation Review Process

We evaluate and take into account market data in setting each element of our officers’ compensation. As we do not believe that a peer group of companies directly comparable to us exists, we instead use the results of executive compensation surveys of major companies (the Major Companies) provided by Towers Watson and Hewitt Associates (collectively, the Survey Providers). The Towers Watson database includes over 428 companies and the Hewitt Associates database includes over 275 companies. In setting compensation levels for each element of pay, we analyze data relating to the Major Companies using regression analyses developed by the Survey Providers based on our sales. The market data analysis is typically the starting point for, and a significant factor in, our compensation determinations, but is not the only factor as we also consider the scope of the individual officer’s responsibilities and more subjective factors, such as the Compensation Committee’s (and the CEO’s in the case of other officers) assessment of the officer’s individual performance and expected future contributions and leadership.

The Compensation Committee has engaged Towers Watson who is directly accountable to the Compensation Committee, to provide advice on compensation trends and market information to assist the Compensation Committee in fulfilling its duties. See page 15 for a description of the services provided by Towers Watson to the Corporation and the Compensation Committee’s assessment of Towers Watson’s independence.

We consider the total compensation (earned or potentially available) of each of the named executive officers and the other officers in establishing each element of compensation. As part of our compensation review process we conduct a total compensation or “Tally Sheet” review with the Compensation Committee for each of our officers in which we review all elements of compensation, including base salary, annual incentives, long-term incentive grants, perquisites, health benefits and retirement and termination benefits. This review includes a consideration of amounts to be paid and other benefits accruing to our officers upon their retirement or other termination of employment. We consider the potential outcomes of annual incentives and long-term incentive grants under a variety of scenarios from low to high performance. We also review the officers’ current balances in various compensation and benefit plans. Based upon the results of this analysis we concluded that our compensation programs are in line with our compensation philosophy and provide an appropriate range of outcomes.

We do not believe our compensation program encourages our executives to take excessive risk. Our ICP provides a balance among revenue, earnings, cash flow and asset performance, limiting the effect of over-performance in one area at the expense of others. Additionally, payouts under our ICP are capped at twice the individual’s ICP target, limiting excessive rewards for short-term results. The Compensation Committee can reduce or withhold the incentive if it determines that the executive has caused the Corporation to incur excessive risk. Moreover, the majority of the Total Direct Compensation for our executives is in the form of long-term incentives. We believe our mix of equity vehicles appropriately motivates long-term performance. In addition, the majority of equity vests over a period of several years with performance shares and restricted stock vesting at three years. We also have stock ownership guidelines for our named executive officers, which encourage a long term view. In September 2009, the Corporation entered into letter agreements with Mr. Nosbusch as CEO and Mr. Crandall as CFO with respect to the reimbursement (or claw-back) of certain compensation. If we are required to restate any financial statements for periods from and after fiscal 2009 due to a material non-compliance with any financial reporting requirement under the securities laws, Messrs. Nosbusch and Crandall have agreed to reimburse the Corporation for any incentive- or equity-based compensation received during the 12 months following the public filing of such financial statements with the SEC. Incentive compensation subject to the claw-back includes: ICP, equity-based compensation received, profits realized from the sale of securities of the Corporation, and other incentive-based compensation. The Committee also engaged Towers Watson to conduct a review of all of our compensation programs relative to the potential for incentives that drive excessive risk in a way that could materially affect the Corporation. Towers Watson reviewed the measures used in each program, the target setting process, and our overall governance of our compensation plans. The review concluded that we have strong governance procedures and that our plans do not present a material risk to the Corporation or encourage excessive risk taking by participants.

We review the amounts of prior equity grants held by our officers, but do not take these values into account in determining future long-term incentive grants for the following reasons:

•	we want to encourage long-term holding of equity grants, rather than encourage early sales in order to receive future grants;

•	the value of prior equity grants varies from year to year;

•	we have stock ownership guidelines for our officers that require officers to hold an amount of equity we believe sufficient to align the financial interests of our officers with those of our shareowners;

•	our officers are not allowed to sell shares if they are not above our ownership guidelines; and

•	we want to continue to provide additional incentives for increasing shareowner value.

In making recommendations and determinations regarding each of our officers’ compensation, the Compensation Committee and the CEO also consider internal comparisons to the compensation we pay to our other executives.

Role of Management.  The Compensation Committee assesses the performance of the CEO and sets the CEO’s compensation in executive session without the CEO present. The CEO reviews the performance of our other officers, including the named executive officers, with the Compensation Committee and makes recommendations regarding each element of their compensation for the Compensation Committee’s review and approval. The Compensation Committee and the CEO are assisted in their review by Towers Watson, the Senior Vice President, Human Resources and the Vice President, Compensation & Benefits. The other named executive officers do not play a role in their own compensation determination other than discussing their performance with the CEO.

Elements of Compensation

Base Salary

We develop base salary guidelines for our officers generally at the median of the Major Companies, employing regression analyses developed by the Survey Providers based on our sales. However, the Compensation Committee’s salary decisions reflect the market data as well the individual’s responsibilities and more subjective factors, such as the Compensation Committee’s (and the CEO’s in the case of other officers) assessment of the officer’s individual performance and expected future contributions and leadership. The Compensation Committee reviews base salaries for our officers every year.

In March 2009, as a result of the deterioration in market conditions, among other actions, the Corporation announced to its employees that we were suspending the matching contributions to the savings plans in the U.S., that each U.S. exempt employee would take a 4.6% salary reduction in exchange for additional time off and that each other employee would receive additional time off without payment. Our senior management asked for greater salary reductions; Mr. Nosbusch asked the Committee for a 20% base salary reduction, and the other named executive officers and direct reports to the CEO asked for a 10% base salary reduction. The Committee approved these reductions effective April 13, 2009.

In January 2010, as a result of our improved sales and earnings, the Corporation resumed the matching contributions to the savings plans in the U.S., reinstated base salaries for exempt employees in the U.S. and rescinded the time off without pay for other employees. The Committee approved restoring the named executive officers’ salaries back to their March 2009 levels effective January 4, 2010, at the same time as salaries were restored for other employees. Given our continued improvement in sales and earnings through the third quarter, we granted salary increases to our employees effective July 5, 2010. The Committee reviewed the salaries for our named executive officers compared to the market data and considered their scope of responsibility and performance throughout the downturn, and granted salary increases to the named executive officers. As we did for other employees, with the exception of Mr. Nosbusch, we also provided for a one-time payment that accounted for the period from January 1, 2010 to July 4, 2010. The Compensation Committee determined that this payment was appropriate given the strong performance of these individuals and the level to which the business had returned.

Annual Incentive Compensation

Our annual incentive compensation plans (ICP) are designed to reward our executives for achieving Corporation and business segment results and for individual performance. Under our ICP, we establish for each executive at the start of each fiscal year an incentive compensation target equal to a percentage of the individual’s base salary. The target for annual incentive compensation is generally the median of the Major Companies, using regression analyses developed by the Survey Providers based on our sales. Actual incentive compensation payments under our ICP may be higher or lower than the incentive compensation target based on financial, operating and individual performance as described below. In line with our pay-for-performance orientation and as demonstrated in the graphs in the Compensation Philosophy section above, actual ICP payouts vary significantly from year to year based on our performance compared to the financial goals.

In the early part of each fiscal year, the CEO reviews with the Compensation Committee, and the Compensation Committee establishes, financial and operating goals for the fiscal year for purposes of our ICP. These goals include:

•	measurable financial and operating goals with respect to our overall performance; and

•	for certain officers engaged in our business segments, measurable financial goals with respect to the performance of those business segments.

Each year, the Compensation Committee allocates a weighting of the target incentive compensation among the various goals that it establishes.

After the end of the fiscal year, the Compensation Committee and the CEO evaluate our performance and the performance of our business segments and consider the results compared to the pre-established goals. As a starting point, target amounts under our ICP are generally earned if we achieve our financial and operating goals for the year. For fiscal 2010, we used the same approach as fiscal 2009 in which the Compensation Committee, in its discretion, determined the payout levels for performance above or below the pre-determined goals after considering:

•	actual fiscal 2010 performance compared to fiscal 2010 performance goals;

•	currency fluctuations;

•	changes in the manufacturing economy; and

•	other factors the Compensation Committee deemed to be important.

Awards to each officer under our ICP may be adjusted based on the Compensation Committee’s assessment (and except in the case of the CEO, based on the CEO’s recommendation) as to the individual’s achievement of individual goals and objectives and certain more subjective assessments of leadership acumen and the individual’s expected future contributions. Accordingly, while achieving our financial and operating goals is extremely important in determining our annual incentive compensation, the Compensation Committee maintains discretion to adjust annual incentive compensation upward or downward, notwithstanding achievement of these goals.

Under our Annual Incentive Compensation Plan for Senior Executive Officers (“Senior ICP”), which applies to the CEO and our four other most highly compensated officers, annual incentive compensation payments to those officers in total may not exceed 1% of our applicable net earnings (as defined in that plan) with the CEO’s maximum payment not to exceed 35% of the available funds, and each of the other four officers’ maximum payouts not to exceed 15% of the available funds.

The annual incentive compensation for Messrs. Nosbusch, Crandall and Hagerman is based upon our overall performance and the annual incentive compensation for Messrs. Eisenbrown and Ruff is based upon a combination of our overall performance and the performance of their segments.

The following table shows our principal 2010 financial goals used for determining awards under our ICP for fiscal 2010 and our performance compared to those goals:

ICP FACTORS

					Return on Invested		Segment
	Sales(1)		EPS(2)		Capital(3)		Operating Earnings(4)		Free Cash Flow(5)
	Goal	Performance	Goal	Performance	Goal	Performance	Goal	Performance	Goal	Performance
Corporation	$4,404 million	$4,899 million	$1.75	$3.05	14.0%	22.8%			$413 million	$545 million

Architecture & Software	$1,764 million	$2,135 million					$267 million	$487 million

Control Products & Solutions	$2,640 million	$2,764 million					$218 million	$249 million

(1)	Sales for the Corporation are for continuing operations only and exclude the unfavorable effect of changes in currency exchange rates ($42 million). Sales for Architecture & Software exclude the unfavorable effect of changes in currency exchange rates ($20 million). Sales for Control Products & Solutions exclude the unfavorable effect of changes in currency exchange rates ($22 million). We use sales excluding the effect of changes in currency exchange rates as one measure to monitor and evaluate our performance. We determine the effect of changes in currency exchange rates, for this internal performance measure, by translating the respective period’s sales using currency exchange rates that were incorporated into our 2010 annual operating plan.

(2)	Earnings per share are diluted earnings per share from continuing operations.

(3)	For a complete definition and explanation of our calculation of return on invested capital, see Supplemental Financial Information on page 55.

(4)	Architecture & Software Segment Operating Earnings exclude the unfavorable effect of changes in currency exchange rates ($12 million). Control Products & Solutions Segment Operating Earnings exclude the unfavorable effect of changes in currency exchange rates ($7 million). Information regarding how we define segment operating earnings is set forth in note 18, Business Segment Information, to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010.

(5)	We calculated the $545 million in free cash flow performance, an internal performance measure, as cash provided by continuing operating activities ($494 million), plus excess income tax benefit from share-based compensation ($16 million), plus discretionary after-tax U.S. pension contribution ($134 million), minus capital expenditures ($99 million). We account for share-based compensation under U.S. GAAP, which requires that we report excess tax benefits related to share-based compensation as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our calculation of free cash flow in order to generally classify cash flows arising from income taxes as operating cash flows. We have added the discretionary after-tax U.S. pension contribution because it was not considered in the goal. Our definition of free cash flow for this internal performance measure also takes into consideration the capital investment required to maintain the operations of our businesses and execute our strategy. We use free cash flow as one measure to monitor and evaluate performance. Our definition of free cash flow may differ from definitions used by other companies.

The Compensation Committee reviewed the results compared to our goals, as well as the changes in the manufacturing economy, compared to the initial expectations for the year. Growth for both global Gross Domestic Product (“GDP”) and global Industrial Production exceeded the initial expectations. Currency change was less than originally expected. Given this information, and the fact that sales growth exceeded our plan by 11.2% and diluted EPS from continuing operations grew by 99% from fiscal 2009, the Committee determined that we had outperformed the underlying economy and awarded ICP payments to our named executive officers that averaged 182% of target.

			Results at End of
	Economic		Fiscal Year as
	Expectations at	Results at End of	Compared to
	Start of Fiscal Year	Fiscal Year	Expectations
Weighted Global GDP Growth	1.3%	3.4%	2.1%

Weighted Global Industrial Production Growth	3.4%	6.7%	3.3%

Corporation Currency Change	3.2%	2.0%	−1.2%

Rockwell Automation ICP Sales Growth Target	−1.7%	12.1% (9.5% excluding currency and acquisitions)	11.2%

Long-Term Incentives

The principal purposes of our long-term incentives are to reward management for creating shareowner value and to align the financial interests of management with shareowners. Our long-term incentive awards are designed to reward the increase in both absolute and relative shareowner value. Our annual long-term incentive awards for executives include a combination of stock options, performance shares and restricted stock.

We grant annual long-term incentive awards with an aggregate anticipated value that is generally set between the 50th and 75th percentile of the Major Companies participating in the Towers Watson executive compensation database, using a regression analysis developed by Towers Watson based on our sales (the Hewitt Associates executive compensation database does not provide a regression analysis on long-term equity incentives). For fiscal 2010 we calculated the number of options, performance shares and shares of restricted stock based on the anticipated value of these grants using the 3-month average of our stock price prior to November 13, 2009. We used this approach to avoid single day anomalies in our stock price when determining the anticipated value of the long-term incentive grants and to provide an equal time period before the end of the previous fiscal year and after the start of the new fiscal year. The actual value of the grants to our executives may be higher or lower based upon the stock price on the day of the grant, and the ultimate amount realized by the executives from the grants.

We generally make long-term incentive grants near the beginning of each fiscal year at the same time the Compensation Committee performs its annual management performance evaluation and takes other compensation actions. Annual equity grants for officers occur on the same dates as our annual equity grants for our other professional and managerial employees, which in fiscal 2010 was the date of the Compensation Committee’s December meeting. As the grant date for our annual long-term incentive awards generally occurs at a Compensation Committee meeting held in the first quarter of our fiscal year, the grant date is effectively set approximately one year in advance when all Compensation Committee meetings for the next year are scheduled. We do not grant equity awards in anticipation of the release of material non-public information. Similarly, we do not time the release of information based on equity award grant dates.

The CEO recommends to the Compensation Committee the equity grants for other executives, and the Compensation Committee approves all equity grants for executives. We also at times award equity grants to new executives as they are hired or promoted during the year. These grants are approved by the Compensation Committee, and the grant date is the date the Compensation Committee approves the grant or, if later, the start date for a new executive.

In fiscal 2010 we did not adjust our approach to equity grants from prior years as a result of the uncertainty related to the timing of an economic recovery; however, we expected market data to show higher values of long-term incentives granted at other companies in 2010 and therefore we increased the value of our long-term incentive grants to our named executive officers in 2010. As a result of this decision and our growth in our stock price, the grant date fair value of the fiscal 2010 long-term incentive grants (determined in the manner described in the Grants of Plan-Based Awards Table) increased an average of 29% compared to the fiscal 2009 grants. Our equity grants to vice presidents and above continued to have three components. We targeted stock options at approximately 5/8 of the anticipated value of the long-term incentive grant, performance shares at approximately 1/4 of the anticipated value of the grant and restricted stock at approximately 1/8 of the anticipated value of the grant. We determined this allocation of equity vehicles taking into account a review of approximately 176 Fortune 500 companies that had filed proxy statements during the year ended March 31, 2010. This review was conducted by Towers Watson. Compared to this review, we grant a greater percentage of our long-term incentives as stock options and performance shares than market practice because we believe that a greater proportion of long-term incentives should depend on an increase in shareowner value.

Options:  We believe that stock options are an appropriate vehicle to reward management for increases in shareowner value, as they provide no value if share price does not increase. Our stock option grants vest in 1/3 increments at one, two and three years from the grant date and have a 10 year life. The exercise price of all stock option grants is the fair market value of our stock at the close of trading on the date of the grant. Our long-term incentives plan does not allow us to reprice stock options. During fiscal 2010, stock options granted to executives and other employees were approximately 1.5% of outstanding common shares at end of fiscal 2010. Total options outstanding at the end of fiscal 2010 were approximately 7.3% of outstanding shares at end of fiscal 2010. The Compensation Committee takes these figures into account when determining the annual stock option grant.

Performance Shares:  Performance shares are designed to reward management for our relative performance compared to the performance of companies in the S&P 500 Index over a three-year period. The payout in respect of performance shares granted in December 2008, December 2009, and December 2010 will be made in shares of our common stock or cash, and will range from zero to 200% of the target number of shares awarded based on our total shareowner return compared to the performance of companies in the S&P 500 Index over a three-year period. The payouts will be at zero, the target amount and the maximum amount if our total shareowner return is equal to or less than the 30th percentile, equal to the 60th percentile and equal to or greater than the 75th percentile of the total shareowner return of companies in the S&P 500 Index, respectively, over the applicable three-year period, with the payout interpolated for results between those percentiles. If performance shares are earned and total shareowner return is negative, the amount of shares earned will be reduced by 50%.

For the performance period from October 1, 2007 to September 30, 2010, our total shareowner return (TSR) was at the 55th percentile of the companies in the S&P 500 Index. While our TSR performance exceeded the majority of the companies in the S&P 500 Index, our absolute performance was -7.6 percent (including the value of reinvested dividends). In accordance with our plan, the awards were reduced by 50 percent from the level they would have been with positive TSR, resulting in 42% of the target number of performance shares being earned for that performance period. The starting price for this performance period of $69.65 was based on the 20-day average trading price prior to October 1, 2007 and the ending price of $59.20 was based on the 20-day average trading price prior to October 1, 2010.

Restricted Stock:  We grant restricted shares primarily in order to retain high quality executives throughout a business cycle. Accordingly, restricted shares generally do not vest until three years after the grant date.

Perquisites

During fiscal 2010, our officers received a very limited perquisite package that included personal liability insurance, an annual physical and tax gross-ups on personal liability insurance and FICA tax due on matching contributions to certain non-qualified plans. Upon retirement, officers may elect to continue the personal liability insurance coverage at their own expense.

The tax gross-ups for personal liability insurance and FICA tax due on the matching contributions to certain non-qualified plans were eliminated effective January 1, 2010.

Other

With regard to other benefits, our officers receive the same benefits as other eligible U.S. salaried employees. They participate on the same basis as other eligible U.S. salaried employees in:

•	our health and welfare plans, pension plan and 401(k) savings plan;

•	our non-qualified pension and savings plans (these plans use the same formulas as our qualified plans and provide benefits that may not be paid under our qualified plans due to Internal Revenue Code limitations); and

•	our deferred compensation plan (this plan offers investment measurement options similar to those in our 401(k) savings plan and does not have any guaranteed rates of return).

Compensation Deductibility

Internal Revenue Code Section 162(m) provides that we may not deduct in any taxable year compensation in excess of $1 million paid in that year to our chief executive officer and our other three most highly compensated executive officers, other than the chief financial officer, unless the compensation is “performance based.” Grants of stock options, performance shares and awards under our Senior ICP are considered “performance based” compensation for this purpose. Base salaries, restricted stock awards and other annual incentive compensation awards do not qualify as “performance based” compensation for this purpose. With the exception of a portion of the restricted stock granted to Mr. Nosbusch, we do not anticipate that any portion of our fiscal 2010 compensation to the named executive officers covered by Section 162(m) will exceed the deductibility limitations of Section 162(m).

Change of Control and Severance Agreements

We do not have employment contracts with any officers. However, in November 2007, we entered into change of control agreements with Messrs. Nosbusch, Crandall, Eisenbrown, Hagerman and Ruff and certain other officers. There are two main purposes of these agreements.

•	First, they provide protection for the executive officers who would negotiate any potential acquisitions of the Corporation, thus encouraging them to negotiate a good outcome for shareowners, without concern that their negotiating stance will put at risk their financial situation immediately after an acquisition.

•	Second, the agreements seek to ensure continuity of business operations during times of potential uncertainty, by removing the incentive to seek other employment in anticipation of a possible change of control.

In short, they seek to ensure that we may rely on key executives to continue to manage our business consistent with the Corporation’s best interests despite concerns for personal risks. We do not believe these agreements encourage our executives to favor or oppose a change of control. We believe these agreements strike a balance that the amounts are neither so low to cause an executive to oppose a change of control nor so high as to cause an executive to favor a change of control.

These agreements expired on September 30, 2010. On September 27, 2010, we entered into new change of control agreements with Mr. Nosbusch, each of the other named executive officers, and certain other officers. The agreements become effective if there is a change of control of the Corporation after September 30, 2010 and before October 1, 2013. The terms and conditions are substantially the same as those in the agreements that expired on September 30, 2010, except that:

•	the agreements do not include a provision that entitles the executives to receive tax gross-ups related to any excise tax imposed on change of control agreements; and

•	in the year of termination following a change of control, the executive will receive a pro-rated ICP payment based upon the average of the previous three years ICP instead of the highest ICP payment the previous three years.

For a description of the change of control agreements, see “Potential Payments Upon Termination or Change of Control.”

In the case of terminations other than those to which our change of control agreements apply, we have no severance agreements in place. However, in the past we have at times entered into severance agreements with executives upon termination of their employment with the terms and conditions depending upon the individual circumstances of the termination, the transition role we expect from the executive and our best interests.

Executive Stock Ownership

We believe our focus on “pay for performance” is sharpened by aligning closely the financial interests of our officers with those of shareowners. Accordingly, we have set the following minimum ownership guidelines for our named executive officers. These guidelines must be met within 5 years after becoming an officer.

Common Stock
Market Value
(Multiple of
Base Salary)

Chief Executive Officer	5
Senior Vice Presidents	3

Shares owned directly (including restricted shares) or through our savings plans (including share equivalents under our non-qualified savings plans) and the after-tax value of vested unexercised stock options are considered in determining whether an officer meets the guidelines, except that no more than 50% of the guidelines can be met by the after-tax value of vested unexercised stock options. At September 30, 2010, the five named executive officers owned an aggregate of 547,934 shares (including share equivalents under our non-qualified savings plans) of our common stock, with an aggregate market value of $33.8 million. As of September 30, 2010, all of the named executive officers met the guidelines. If a named executive officer subject to the guidelines does not make appropriate progress to meet the guidelines, the named executive officer’s future long-term incentive grants may be adversely affected.

Compensation of the Chairman of the Board and Chief Executive Officer

Effective April 13, 2009, at Mr. Nosbusch’s request, the Compensation Committee reduced his base salary by 20% instead of the 4.6% used for all other employees, except the named executive officers and direct reports to the CEO who took a 10% salary reduction. Effective January 4, 2010, as a result of our improved sales and operating earnings, the Compensation Committee restored Mr. Nosbusch’s base salary to his March 2009 level of $1,040,000, at the same time salaries were restored for other U.S. employees. At the June 2010 meeting, the Committee considered Mr. Nosbusch’s performance through the downturn, the market value for CEOs, Mr. Nosbusch’s salary as a multiple of the other named executive officers and our salary increase plan for other employees, and increased Mr. Nosbusch’s base salary to $1,070,000. Mr. Nosbusch did not receive the one-time lump sum payment that accounted for the period from January 1, 2010 to June 30, 2010 that was made to other employees. Prior to the restoration of his base salary in January 2010, his base salary had last been increased in January 2008. Mr. Nosbusch’s base salary was positioned near the median for CEOs as compared to the Major Companies using regression analyses developed by the Survey Providers based on our sales. His total annual compensation continues to depend significantly on incentive compensation tied to the Compensation Committee’s assessment of his and our performance.

Near the beginning of fiscal 2010, we granted to Mr. Nosbusch options for 180,700 shares, 10,100 restricted shares and 25,200 performance shares. Consistent with our executive compensation philosophy, the anticipated value of this grant was in the corridor between the 50th and 75th percentile of long-term incentives grants to CEOs of the Major Companies using the regression analysis developed by Towers Watson based on our sales. In determining these grants, the Compensation Committee considered:

•	information on Mr. Nosbusch’s total compensation compared to the total compensation of CEOs of the Major Companies in the Survey Providers compensation databases, using regression analyses developed by the Survey Providers based on our sales. For long-term incentives the results of the Towers Watson database were used for conducting the comparison. The data showed that Mr. Nosbusch’s total compensation and long-term incentives compensation are consistent with our compensation philosophy and are largely based on performance;

•	our expectation that market data would show higher values of long-term incentives granted at other companies in 2010;

•	internal comparisons with the other named executive officers. Mr. Nosbusch’s pay relative to the other named executive officers is in line with the survey data of CEOs to other named executive officers of the Major Companies in the Survey Providers database using the regression analyses developed by the Survey Providers based on our sales. Mr. Nosbusch’s pay is higher than the other named executive officers due to his greater level of responsibility and accountability;

•	historical information regarding Mr. Nosbusch’s long-term compensation opportunities. This information indicated that Mr. Nosbusch’s long-term compensation opportunities have yielded significant realized and unrealized value for Mr. Nosbusch, particularly with respect to equity awards. The value is a product of Mr. Nosbusch’s long service to the Corporation, the fact that he has held his equity awards rather than cashing them in, and most importantly, the value of his equity awards has varied along with the returns to our shareowners. We believe this is in line with the creation of shareowner value objective of our pay for performance philosophy; and

•	Mr. Nosbusch’s past and expected future contributions to our long-term performance. The Compensation Committee concluded that Mr. Nosbusch and the management team had skillfully guided the Corporation through the economic crisis, and that the Corporation was positioned to perform well in an economic recovery. The Committee believes that he has contributed significantly to our growth and profitability over time, and is expected to continue to contribute to our success for the benefit of shareowners, customers and other stakeholders.

The grant date fair value of these awards to Mr. Nosbusch in fiscal 2010 was $4,303,141, which was up 29% from the grant date fair value of $3,332,949 of the equity awards granted to Mr. Nosbusch in fiscal 2009, and 2% below the equity awards granted in fiscal 2008. These amounts were determined using the valuation method described in the Grants of Plan-Based Awards Table.

In determining Mr. Nosbusch’s annual incentive compensation for fiscal 2010, the Compensation Committee concluded that under his leadership the Corporation had significantly outperformed our financial goals and the underlying economic environment. They also determined that the actions we took in fiscal 2009 contributed to the strong earnings conversion in fiscal 2010. The Committee also considered:

•	Mr. Nosbusch’s personal performance;

•	information on Mr. Nosbusch’s annual cash compensation compared to annual cash compensation of CEOs of the Major Companies in the Survey Providers database, using regression analyses developed by the Survey Providers based on our sales; and

•	ICP awards to other named executive officers.

In December 2010, Mr. Nosbusch was awarded an ICP payment of $1,911,021. Mr. Nosbusch’s ICP payment was 179% of his target annual incentive compensation, which was less than the average percent of target for the other named executive officers. Mr. Nosbusch’s percentage was less because of the caps on payments contained in the Senior ICP.

The following line graph compares the cumulative total shareowner return on our common stock against the cumulative total return of the S&P 500 Index for the period of five years from October 1, 2005 to September 30, 2010, assuming in each case a fixed investment of $100 at the respective closing prices on September 30, 2005 and reinvestment of all dividends. Our 5-year performance outpaced the S&P 500.

Comparison of Five-Year Cumulative Total Return

Rockwell Automation and S&P 500 Index

The cumulative total returns on Rockwell Automation common stock and the S&P 500 Index as of each September 30, 2005-2010 plotted in the above graph are as follows:

	10/1	9/30	9/30	9/30	9/30	9/30
	2005	2006	2007	2008	2009	2010

Rockwell Automation*	$100.00	$111.42	$135.65	$74.41	$88.33	$130.95
S&P 500 Index	100.00	110.79	129.00	100.65	93.70	103.22
Cash dividends per common share	0.78	0.90	1.16	1.16	1.16	1.22

* Includes the reinvestment of all dividends in our common stock

We believe the returns to shareowners shown in this graph indicate that our pay-for-performance philosophy and our emphasis on long-term incentives are well in line with the interests of shareowners, and that Mr. Nosbusch’s compensation is appropriate given both the fiscal 2010 and long-term performance of our company.

Compensation of Other Named Executive Officers

As a result of deteriorating market conditions and our performance in fiscal 2009, Messrs. Crandall, Eisenbrown, Hagerman, Ruff, and other direct reports to the CEO asked the Compensation Committee to reduce their base salaries by 10% instead of the 4.6% salary reduction that all employees received. The Compensation Committee approved their request effective April 13, 2009. Effective January 4, 2010, as a result of our improved sales and operating earnings, the Compensation Committee restored the base salaries for Messrs. Crandall, Eisenbrown, Hagerman, and Ruff to their March 2009 levels of $542,900, $536,900, $493,500 and $500,000, at the same time salaries were restored for all other U.S. exempt employees. At the June 2010 meeting, the Committee approved base salary increases of 2.7% for Messrs. Crandall, Eisenbrown and Hagerman. Consistent with our practice of bringing officers up to market over two to three years after a significant promotion, Mr. Ruff received a 10% increase. Effective July 5, 2010, their base salaries were increased to $557,500, $551,400, $506,800, and $550,000 for Messrs. Crandall, Eisenbrown, Hagerman and Ruff, respectively. As we did for other employees, with the exception of Mr. Nosbusch, we also provided a one-time payment that accounted for the period from January 1, 2010 to July 4, 2010, which was $7,300, $7,250, $6,650, and $25,000 for Messrs. Crandall, Eisenbrown, Hagerman and Ruff, respectively. The Compensation Committee determined that this payment was appropriate given the strong performance of these individuals and the level to which the business had returned.

In determining the compensation for Messrs. Crandall, Eisenbrown, Hagerman and Ruff we considered:

•	the market data for their positions;

•	internal equity between each named executive officer and our other officers;

•	salary increase plans for other employees; and

•	their performance and leadership during the economic crisis and start of the recovery.

At the beginning of fiscal 2010, Messrs. Crandall and Ruff were each granted options for 53,200 shares, 3,000 restricted shares and 7,500 performance shares; Mr. Eisenbrown was granted options for 50,500 shares, 2,900 restricted shares and 7,100 performance shares; and Mr. Hagerman was granted options for 42,600 shares, 2,400 restricted shares and 6,000 performance shares. Consistent with our executive compensation philosophy, in determining these grants, we considered:

•	information on the officers’ total compensation compared to the compensation of similar positions at the Major Companies in the Towers Watson executive compensation database, using a regression analysis developed by Towers Watson based on our sales;

•	internal comparisons with other officers;

•	historical information regarding their long-term compensation opportunities; and

•	past and expected future contributions to our long-term performance.

The grant date fair values of these awards was up 29% on average compared to the equity awards granted in fiscal 2009 (with grant date fair value determined in the manner described in the Grants of Plan-Based Awards Table).

In determining the fiscal 2010 ICP payouts for Messrs. Crandall, Eisenbrown, Hagerman and Ruff, we considered:

•	our performance compared to pre-established financial goals;

•	each officer’s achievement of individual goals and objectives; and

•	certain more subjective assessments of leadership acumen and the individual’s expected future contributions.

In December 2010, Messrs. Crandall, Eisenbrown, Hagerman and Ruff were awarded ICP payments of $655,100, $656,000, $595,500 and $587,200, respectively.

Changes in Compensation Program for Fiscal 2011

Base Salary

The salaries for Messrs. Nosbusch, Crandall, Eisenbrown, Hagerman and Ruff were increased effective January 2011 to $1,100,000, $572,500, $573,000, $520,500 and $565,000, respectively.

Annual Incentive Compensation

For fiscal 2011, the ICP financial measures will remain the same (sales, EPS, free cash flow and ROIC or segment operating earnings); however we will go back to having payout curves defined for each measure. No awards will be earned unless EPS at least equals fiscal 2010 EPS performance. Target amounts will generally be earned under our ICP if we achieve our financial goals for the year, and maximum payout for when we significantly exceed the goals. In determining the payout curves, the Compensation Committee considered:

•	actual fiscal 2010 performance

•	the rate of growth required to achieve our goals, and

•	the uncertainty relative to the sustainability of the recovery.

The Compensation Committee retains the discretion to modify the formula award based on their assessment of our performance.

Long-Term Incentives

For the fiscal 2011 grants, the overall structure of our long-term incentive program remains unchanged from fiscal 2008 through fiscal 2010 (stock options, performance shares and restricted stock, with value allocated generally in the same proportions as in fiscal 2008, fiscal 2009 and fiscal 2010). We calculated the number of options, performance shares and shares of restricted stock using the closing price of our common stock on December 7, 2010, which was the date of grant. The exercise price of options continues to be the closing price on the date of the grant. We expect the value of these grants will be in the top half of the corridor between the 50th and 75th percentile.

The Compensation Committee approved the following grants of equity awards to the named executive officers at its December 2010 meeting:

Name	Options	Performance Shares	Shares of Restricted Stock

Keith D. Nosbusch	135,300	15,030	8,270
Theodore D. Crandall	35,300	3,930	2,160
Steven A. Eisenbrown	38,300	4,250	2,340
Douglas M. Hagerman	26,800	2,980	1,640
Robert A. Ruff	38,300	4,250	2,340

The grants were effective December 7, 2010, the day of the Compensation Committee meeting, and the exercise price of the options is the closing price of our common stock on that date. The performance shares and restricted stock grants have terms and conditions that are substantially the same as the grants made in fiscal year 2010. See footnotes 2 and 4 to the Grants of Plan-Based Awards Table.

SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation earned by each of the named executive officers for the fiscal years ended September 30, 2010, 2009 and 2008.

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Earnings(5)	Compensation(6)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Keith D. Nosbusch	2010	993,962	0	1,847,428	2,455,713	1,911,021	1,478,058	75,490	8,761,672
President & Chief	2009	941,977	0	1,483,024	1,849,925	0	2,447,238	63,170	6,785,334
Executive Officer	2008	1,030,840	0	2,096,112	2,307,240	561,600	1,611,617	63,820	7,671,229

Theodore D. Crandall	2010	532,544	7,300	549,555	722,988	655,100	350,260	30,633	2,848,380
Senior Vice President &	2009	517,315	0	435,190	539,400	0	415,591	26,154	1,933,650
Chief Financial Officer	2008	531,931	0	577,956	627,640	183,200	210,172	25,371	2,156,270

Steven A. Eisenbrown	2010	526,673	7,250	523,015	686,295	656,000	492,524	28,971	2,920,728
Senior Vice	2009	511,598	0	435,190	539,400	0	620,962	26,033	2,133,183
President	2008	527,305	0	577,956	627,640	174,500	317,776	25,813	2,250,990

Douglas M. Hagerman	2010	484,093	6,650	439,644	578,934	595,500	86,022	26,523	2,217,366
Senior Vice President,	2009	470,243	0	345,117	428,575	0	117,462	22,799	1,384,196
General Counsel & Secretary	2008	483,538	0	459,552	502,112	166,600	10,386	23,270	1,645,458

Robert A. Ruff(7)	2010	499,425	25,000	549,555	722,988	587,200	363,150	29,844	2,777,162
Senior Vice President	2009	454,215	0	435,190	539,400	0	500,536	25,397	1,954,738

(1)	This column represents a one-time lump sum payment, in an amount equal to 50% of the salary increase instituted July 5, 2010, in respect of the period from January 1, 2010 to July 4, 2010. All employees except Mr. Nosbusch received this award.

(2)	Amounts in this column represent the grant date fair value of restricted stock and performance share awards granted calculated in accordance with U.S. GAAP. The grant date fair value of restricted stock was $46.16, $29.37 and $68.04 per share for 2010, 2009 and 2008, respectively. Performance share awards are valued at target shares with a grant date fair value of $54.81, $31.82 and $70.32 for 2010, 2009 and 2008, respectively. The assumptions applicable to these valuations are set forth in note 11, Share-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010. The amounts shown may not correspond to the actual value that may be realized by the named executive officers. For additional information on awards made in fiscal 2010, see the Grants of Plan-Based Awards Table and Outstanding Equity Awards Table.

(3)	Amounts in this column represent the grant date fair value of option awards granted computed in accordance with U.S. GAAP. The grant date fair value was $13.59, $7.75 and $17.68 per share for 2010, 2009 and 2008, respectively. The assumptions applicable to these valuations are set forth in note 11, Share-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010. The amounts shown may not correspond to the actual value that may be realized by the named executive officers. For additional information on awards made in fiscal 2010, see the Grants of Plan-Based Awards Table and Outstanding Equity Awards Table.

(4)	This column represents amounts paid under our ICP for services performed in the fiscal year. For more information about our ICP, see the “Compensation Discussion and Analysis” and Grants of Plan-Based Awards Table.

(5)	We do not pay “above market” interest on non-qualified deferred compensation; therefore, this column reflects changes in pension values only. The changes in pension value amounts represent for fiscal 2010 the difference from September 30, 2009 (the measurement date for 2009) to September 30, 2010 (the measurement date for 2010), for 2009 the difference from June 30, 2008 (the measurement date for 2008) to September 30, 2009, and for 2008 the difference from June 30, 2007 (the measurement date for 2007) to June 30, 2008 in the actuarial present value of the named executive officers’ accrued pension benefit at their unreduced retirement age under our qualified and non-qualified pension plans. For additional information, including the assumptions used to calculate these amounts, see the Pension Benefits Table.

(6)	This column represents the Corporation matching contributions for the named executive officers under our savings plans and, for Mr. Eisenbrown, under our deferred compensation plan; the amount of matching contributions made on December 2, 2009 under the voluntary non-elective contribution of 1.69% of salaries under our savings plans for all U.S.

based employees, which was accrued for in fiscal 2009; the amount of tax gross-ups paid to the named executive officers and cash dividends paid on restricted stock held. The aggregate amount of personal benefits and perquisites (such as tickets to cultural and sporting events, recreational activities at Board retreats, and spouse travel and recreational activities at Board retreats and certain customer and employee events) provided to each named executive officer during fiscal 2010, 2009 and 2008 are less than $10,000 and, therefore, are not included in All Other Compensation. The Corporation matching contributions to the savings plans were suspended for all plan participants from April 24, 2009 to December 31, 2009. Effective January 1, 2010, the Compensation Committee resolved to eliminate the tax gross-ups on personal liability insurance and FICA tax due on the Corporation matching contributions to the non-qualified savings plan and, for Mr. Eisenbrown, to the deferred compensation plan.

(7)	Mr. Ruff first became a named executive officer for fiscal 2009.

ALL OTHER COMPENSATION TABLE

The following table describes each element of the All Other Compensation column in the Summary Compensation Table for fiscal 2010.

	Value of Company
	Contributions to	Tax Gross-up	Dividends on
	Savings Plans(1)	Payments(2)	Restricted Stock(3)	Total
Name	$	$	$	$

Keith D. Nosbusch	$34,971	$299	$40,220	$75,490

Theodore D. Crandall	18,674	299	11,660	30,633

Steven A. Eisenbrown	17,117	287	11,567	28,971

Douglas M. Hagerman	16,975	299	9,249	26,523

Robert A. Ruff	17,451	299	12,094	29,844

(1)	This column includes the Corporation matching contributions to the named executive officers’ 401(k) savings plan and non-qualified savings plan accounts and, for Mr. Eisenbrown, to his deferred compensation plan account. This is consistent with the practice we use for all eligible employees. The Corporation matching contributions to the savings plans was suspended for all plan participants effective April 24, 2009 through December 31, 2009. On December 2, 2009, the Corporation made a voluntary non-elective contribution of 1.69% of salaries to the savings plans for all U.S. based employees.

(2)	This column represents amounts reimbursed to the named executive officers for the payment of taxes related to personal liability insurance. Effective January 1, 2010, the Compensation Committee resolved to eliminate the tax gross-ups on personal liability insurance and FICA tax due on the Corporation matching contributions to the non-qualified savings plan and for Mr. Eisenbrown, the deferred compensation plan. There is no tax gross-up for FICA tax due on Corporation matching contributions to the savings plans as they were suspended for the period in the fiscal year preceding the elimination.

(3)	This column represents cash dividends paid on restricted shares held by the named executive officers that were not factored into the grant date fair value of the restricted shares.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information about equity and non-equity awards made to the named executive officers in fiscal 2010.

										All Other	All Other
										Stock	Option		Grant Date
				Estimated Possible Payouts			Estimated Future Payouts			Awards(4):	Awards(5):	Exercise	Fair Value
				Under Non-Equity Incentive			Under Equity Incentive			Number of	Number of	or Base	of Stock
			Compensation	Plan Awards(1)			Plan Awards(2)			Shares of	Securities	Price	and
			Committee							Stock or	Underlying	of Option	Option
			Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards(6)	Awards(7)
Name	Grant Type	Grant Date	Date(3)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
(a)		(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Keith D. Nosbusch	Incentive Compensation	12/9/2009	12/9/2009	0	1,070,000	2,140,000

	Performance Shares	12/9/2009	12/9/2009				0	25,200	50,400				1,381,212

	Restricted Shares	12/9/2009	12/9/2009							10,100			466,216

	Stock Options	12/9/2009	12/9/2009								180,700	46.16	2,455,713

Theodore D. Crandall	Incentive Compensation	12/9/2009	12/9/2009	0	348,438	696,876

	Performance Shares	12/9/2009	12/9/2009				0	7,500	15,000				411,075

	Restricted Shares	12/9/2009	12/9/2009							3,000			138,480

	Stock Options	12/9/2009	12/9/2009								53,200	46.16	722,988

Steven A. Eisenbrown	Incentive Compensation	12/9/2009	12/9/2009	0	344,625	689,250

	Performance Shares	12/9/2009	12/9/2009				0	7,100	14,200				389,151

	Restricted Shares	12/9/2009	12/9/2009							2,900			133,864

	Stock Options	12/9/2009	12/9/2009								50,500	46.16	686,295

Douglas M. Hagerman	Incentive Compensation	12/9/2009	12/9/2009	0	316,750	633,500

	Performance Shares	12/9/2009	12/9/2009				0	6,000	12,000				328,860

	Restricted Shares	12/9/2009	12/9/2009							2,400			110,784

	Stock Options	12/9/2009	12/9/2009								42,600	46.16	578,934

Robert A.Ruff	Incentive Compensation	12/9/2009	12/9/2009	0	343,750	687,500

	Performance Shares	12/9/2009	12/9/2009				0	7,500	15,000				411,075

	Restricted Shares	12/9/2009	12/9/2009							3,000			138,480

	Stock Options	12/9/2009	12/9/2009								53,200	46.16	722,988

(1)	These columns show the potential value of the cash payout for each named executive officer under the ICP for fiscal 2010 if the target and maximum goals are met. For each named executive officer, an incentive compensation target equal to a percentage of the individual’s base salary is set at the beginning of the year. Amounts shown are based on base salary at September 30, 2010. Actual incentive compensation payments under the plan may be higher or lower than the incentive compensation target based on financial, operating and individual performance. The Compensation Committee has discretion to change the amount of any award irrespective of whether the measures are met. For fiscal year 2011, ICP targets as a percentage of base salary remain unchanged from fiscal year 2010 and are 100% for Mr. Nosbusch and 62.5% for each of the other named executive officers. Incentive compensation payments under the Senior ICP may not exceed 1% of our applicable net earnings (as defined in the plan).

(2)	These columns show the threshold, target and maximum payouts under performance shares awarded during fiscal year 2010. The payout in respect of these performance shares will be made in shares of our common stock and/or cash in an amount determined based on the total shareowner return of our common stock, assuming reinvestment of all dividends, compared to the performance of companies in the S&P 500 Index for the period from October 1, 2009 to September 30, 2012, if the individual continues as an employee until the third anniversary of the grant date (subject to provisions relating to the grantee’s death, disability or retirement or a change of control of the Corporation). The payouts will be at zero, the target amount and the maximum amount if our shareowner return is equal to or less than the 30th percentile, equal to the 60th percentile and equal to or greater than the 75th percentile of the total shareowner return of companies in the S&P 500 Index, respectively, over the applicable three-year period, with the payout interpolated for results between those percentiles. We use the 20-trading day average prior to September 30 to determine the starting price and the final TSR. The potential value of a payout will fluctuate with the market value of our common stock.

(3)	In fiscal 2010 annual equity grants were made at the Compensation Committee meeting on December 9, 2009.

(4)	This column shows the number of shares of restricted stock granted in fiscal 2010 to the named executive officers. The restricted stock vests on December 9, 2012 (three years from the grant date), provided the individual is still employed by the Corporation on that date. Restricted stock owners are entitled to any cash dividends paid, but are not entitled to any dividends paid in shares until the restricted shares vest. Cash dividends are paid at the Corporation’s regular dividend rate. The grant date fair value of these awards was $46.16 per share computed in accordance with U.S. GAAP and the assumptions set forth in note 11, Share-Based Compensation, to our audited financial statements included in our annual report on Form 10-K for the fiscal year ended September 30, 2010.

(5)	This column shows the number of stock options granted in fiscal 2010 to the named executive officers under our 2008 Long-Term Incentives Plan. The options vest and become exercisable in three substantially equal installments beginning on December 9, 2010, one year after the grant date. The grant date fair value of these awards computed in accordance with U.S. GAAP was $13.59 per share. This amount was calculated using the Black-Scholes pricing model and the assumptions set forth in note 11, Share-Based Compensation, to our audited financial statements included in our annual report on Form 10-K for the fiscal year ended September 30, 2010.

(6)	This column shows the exercise price for stock options granted, which was the closing price of our common stock on December 9, 2009, the grant date of the options.

(7)	This column shows the aggregate grant date fair value of the performance share awards at target, which was based on $54.81 per share computed in accordance with U.S. GAAP and the assumptions set forth in note 11, Share-Based Compensation, to our audited financial statements included in our annual report on Form 10-K for the fiscal year ended September 30, 2010. The aggregate grant date fair value of the performance share awards at two times the target number of shares was $2,762,424, $822,150, $778,302, $657,720, and $822,150 for Messrs. Nosbusch, Crandall, Eisenbrown, Hagerman, and Ruff, respectively.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides information about equity awards made to the named executive officers that are outstanding as of September 30, 2010.

		Option Awards(1)					Stock Awards
				Equity Incentive					Equity Incentive
				Plan Awards:					Plan Awards:	Equity Incentive
		Number of	Number of	Number of			Number of		Number of	Plan Awards:
		Securities	Securities	Securities			Shares	Market Value of	Unearned	Market or Payout
		Underlying	Underlying	Underlying			or Units of	Shares or Units	Shares, Units or	Value of Unearned
		Unexercised	Unexercised	Unexercised			Stock	of Stock	Other Rights That	Shares, Units or
		Options	Options	Unearned	Option		That Have Not	That Have Not	Have Not	Other Rights That
		EXERCISABLE	UNEXERCISABLE	Options	Exercise Price	Option	Vested(2)	Vested (3)	Vested(4)	Have Not Vested(3)
Name	Grant Date	(#)	(#)	(#)	($)	Expiration Date	(#)	($)	(#)	($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Keith D. Nosbusch	12/9/2009		180,700		46.1600	12/9/2019	10,100	623,473	25,200	1,555,596
	12/3/2008	79,566	159,134		29.3700	12/3/2018	14,200	876,566	33,500	2,067,955
	12/5/2007	86,999	43,501		68.0400	12/5/2017	9,000	555,570	21,100	1,302,503
	12/6/2006	115,400			63.5900	12/6/2016
	11/7/2005	145,500			56.3600	11/7/2015
	11/8/2004	300,000			43.9000	11/8/2014
	2/5/2004	100,000			30.8000	2/5/2014
	10/6/2003	146,400			27.7500	10/6/2013
	10/7/2002	118,600			15.5000	10/7/2012
	10/1/2001	47,600			13.4000	10/1/2011

Theodore D. Crandall	12/9/2009		53,200		46.1600	12/9/2019	3,000	185,190	7,500	462,975
	12/3/2008	23,199	46,761		29.3700	12/3/2018	4,200	259,266	9,800	604,954
	12/5/2007	23,666	11,834		68.0400	12/5/2017	2,500	154,325	5,800	358,034
	12/6/2006	31,400			63.5900	12/6/2016
	11/7/2005	36,300			56.3600	11/7/2015
	11/8/2004	70,000			43.9000	11/8/2014
	10/6/2003	55,000			27.7500	10/6/2013

Steven A. Eisenbrown	12/9/2009		50,500		46.1600	12/9/2019	2,900	179,017	7,100	438,283
	12/3/2008	22,066	46,401		29.3700	12/3/2018	4,200	259,266	9,800	604,954
	12/5/2007	23,666	11,834		68.0400	12/5/2017	2,500	154,325	5,800	358,034
	12/6/2006	31,400			63.5900	12/6/2016
	11/7/2005	43,600			56.3600	11/7/2015
	11/8/2004	77,800			43.9000	11/8/2014

Douglas M. Hagerman	12/9/2009		42,600		46.1600	12/9/2019	2,400	148,152	6,000	370,380
	12/3/2008	18,433	36,867		29.3700	12/3/2018	3,300	203,709	7,800	481,494
	12/5/2007	18,932	9,468		68.0400	12/5/2017	2,000	123,460	4,600	283,958
	12/6/2006	25,100			63.5900	12/6/2016
	11/7/2005	36,300			56.3600	11/7/2015
	11/8/2004	67,800			43.9000	11/8/2014
	5/1/2004	7,370			32.6900	5/1/2014

Robert A. Ruff	12/9/2009		53,200		46.1600	12/9/2019	3,000	185,190	7,500	462,975
	12/3/2008	23,199	46,401		29.3700	12/3/2018	4,200	259,266	9,800	604,954
	12/5/2007	18,932	9,468		68.0400	12/5/2017	2,000	123,460	4,600	283,958
	12/6/2006	12,600			63.5900	12/6/2016
	11/7/2005	18,200			56.3600	11/7/2015
	11/8/2004	32,800			43.9000	11/8/2014

(1)	All options vest 1/3 per year beginning on the first anniversary of the grant date (subject to provisions related to the grantee’s death, retirement or a change of control).

(2)	All restricted stock vests in full on the third anniversary of the grant date (subject to provisions related to the grantee’s death, retirement or a change of control).

(3)	The market value of the stock awards is based on the closing market price of our common stock as of September 30, 2010, which was $61.73.

(4)	This column shows the target number of performance shares outstanding. The payout can be from 0 to 200% of the target as described in footnote 2 to the Grants of Plan-Based Awards Table. All performance shares will vest and be paid out on the third anniversary of the grant date (subject to provisions relating to the grantee’s death, disability or retirement or a change of control). The performance shares awarded on December 5, 2007 were earned at 42% of target. The Compensation Committee approved at its November 2010 meeting the payout of such performance shares in shares of our common stock, which resulted in the following number of shares being delivered to the named executive officers:

Shares of Common Stock Delivered in Respect of
Performance Shares Awarded on
Name	December 5, 2007 and Vested on December 5, 2010
Keith D. Nosbusch	8,862

Theodore D. Crandall	2,436

Steven A. Eisenbrown	2,436

Douglas M. Hagerman	1,932

Robert A. Ruff	1,932

OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides additional information about stock option exercises and shares acquired upon the vesting of stock awards, including the value realized, during the fiscal year ended September 30, 2010 by the named executive officers.

	OPTION AWARDS		STOCK AWARDS
	Number of Shares
	Acquired on	Value Realized	Number of Shares	Value Realized
	Exercise(1)	on Exercise(2)	Acquired on Vesting	on Vesting(2)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Keith D. Nosbusch	371,097	16,186,352	11,352	518,332

Theodore D. Crandall	—	—	3,128	142,825

Steven A. Eisenbrown	64,733	2,099,608	3,128	142,825

Douglas M. Hagerman	—	—	2,485	113,465

Robert A. Ruff	24,600	795,555	2,966	149,497

(1)	Messrs. Nosbusch, Eisenbrown, and Ruff retained 70,000, 3,333, and 4,600 shares, respectively.

(2)	Based on the closing price of our common stock on the NYSE on the exercise date or vesting as applicable.

PENSION BENEFITS TABLE

The following table shows the present value of accumulated benefits as of September 30, 2010 payable to the named executive officers under the Rockwell Automation Pension (Qualified) Plan and Rockwell Automation Non-Qualified Pension Plan based on the assumptions described in Footnote 1 to the Table.

		Number of Years	Present Value of	Payments During Last
		Credited Service	Accumulated Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Keith D. Nosbusch	Rockwell Automation Pension (Qualified) Plan	36	1,463,819	—

	Rockwell Automation Pension (Non-Qualified) Plan	36	12,668,765	—

Theodore D. Crandall	Rockwell Automation Pension (Qualified) Plan	24	521,075	—

	Rockwell Automation Pension (Non-Qualified) Plan	24	1,386,365	—

Steven A. Eisenbrown	Rockwell Automation Pension (Qualified) Plan	35	864,246	—

	Rockwell Automation Pension (Non-Qualified) Plan	35	2,194,687	—

Douglas M. Hagerman	Rockwell Automation Pension (Qualified) Plan	6	106,065	—

	Rockwell Automation Pension (Non-Qualified) Plan	6	251,391	—

Robert A. Ruff	Rockwell Automation Pension (Qualified) Plan	34	909,732	—

	Rockwell Automation Pension (Non-Qualified) Plan	34	1,210,700	—

(1)	These amounts have been determined using the assumptions set forth in note 12, Retirement Benefits, to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010, and represent the accumulated benefit obligation for benefits earned to date, based on age, service and earnings through the measurement date of September 30, 2010.

The named executive officers participate in two pension plans with the same requirements/benefits as other employees: the Rockwell Automation Pension (Qualified) Plan (the Qualified Pension Plan), which is qualified under the Internal Revenue Code, and the Rockwell Automation Non-Qualified Pension Plan (the Non-Qualified Pension Plan), which is an unfunded, non-tax-qualified plan. The Qualified Pension Plan provides retirement benefits to nearly all U.S. employees of the Corporation hired before July 1, 2010. The Qualified Pension Plan and the Non-Qualified Pension Plan were closed to entrants hired or re-hired on or after July 1, 2010. In place of becoming a member of the Qualified Pension Plan and/or the Non-Qualified Pension plan, employees hired or re-hired on or after July 1, 2010, will be eligible for a non-elective contribution (the “NEC”) in the Qualified and/or Non-Qualified Savings Plan. The NEC is based on a combination of age and service and the percentage contribution is outlined in the Non-Qualified Savings Plan section below. The NEC formula is the same for both the Qualified Savings Plan and the Non-Qualified Savings Plan. The Non-Qualified Pension Plan provides benefits that may not be paid from the Qualified Pension Plan due to limitations imposed by the Internal Revenue Code on qualified plan benefits. Non-Qualified Pension Plan benefits are provided to any U.S. salaried employee whose benefits are affected by these limits. Our policy with respect to funding our pension obligations is to fund at least the minimum amount required by applicable laws and governmental regulations. We maintain a rabbi trust for our non-qualified plans, including the Non-Qualified Pension Plan, which we will fund in the event there is a change of control of the Corporation.

Although illustration of a present value is required under SEC rules, these executives are not able to receive the present values of their accumulated benefits shown above in a lump sum payment at this time. The Corporation has announced to employees its intention to allow participants to elect a lump sum payment as an available option starting in the 2011 plan year. As such, the named executive officers are not able to receive a lump sum payment as of October 1, 2010, if they had terminated employment at September 30, 2010.

For employees hired before July 1, 2010, benefits provided by both the Qualified Pension Plan and the Non-Qualified Pension Plan have the same requirements for vesting, which occurs at five years of service. Benefits in both plans are determined using the same formula. Named executive officers do not receive any additional service or other enhancements in determining the form, timing or amount of their benefits.

Normal retirement benefits

•	Normal retirement benefits are payable at age 65 with five years of service.

Early retirement with reduced benefits

•	Reduced early retirement benefits after 10 years of service are payable at the earlier of either:

•	age 55 or older; or

•	75 or more points (age plus credited service equals or exceeds 75).

The reduction for early retirement benefits is determined using an actuarial equivalence with an applicable interest rate and mortality table similar to those used for Social Security purposes. Currently, Messrs. Crandall, Eisenbrown and Ruff have met the eligibility requirements for early retirement with a reduced benefit.

Pension plan formula

•	Pension plan benefits are payable beginning at a named executive officer’s normal retirement date and are determined by the following formula:

•	Two-thirds (66 2/3%) of the participant’s average monthly earnings up to $1,666.67;

•	Multiplied by a fraction, not to exceed 1.00, the numerator of which is the participant’s years of credited service, including fractional years, and the denominator of which is thirty-five (35);

•	Plus 1.50% of the participant’s average monthly earnings in excess of $1,666.67 times the participant’s years of credited service, including fractional years, up to a maximum of thirty-five (35) years;

•	Plus 1.25% of the participant’s average monthly earnings in excess of $1,666.67 times the participant’s years of credited service, including fractional years, in excess of thirty-five (35) years;

•	Less 50% of primary Social Security benefit times a fraction not to exceed 1.00, the numerator of which is the participant’s years of credited service, including fractional years, and the denominator of which is thirty-five (35).

Average monthly earnings represent the monthly average of the participant’s pensionable earnings for the highest five calendar years during the last 10 calendar years while the participant was actively employed. A participant’s earnings used for calculating pension plan benefits (pensionable earnings) include base salary and annual incentive compensation awards. Awards of stock options, restricted stock, performance shares and performance-based long-term cash awards, and all other cash awards are not considered when determining pension benefits.

Mr. Ruff was employed by our former subsidiary Reliance Electric at December 31, 1997 so his pension is determined in two parts. The pension plan formula described above applies only to credited service after December 31, 1997. For credited service prior to December 31, 1997, Mr. Ruff’s pension benefit under the former Reliance Electric plan formula applies and is adjusted for subsequent growth in average monthly earnings prior to his retirement.

Messrs. Eisenbrown and Crandall are also eligible to participate in our Supplemental Retirement Plan for Certain Senior Executives, which is a closed plan. The benefit under that plan for Messrs. Eisenbrown and Crandall currently is zero.

Disability pension benefits

•	Disability pension benefits are available under the Qualified Pension Plan and the Non-Qualified Pension Plan to active employees before age 65 upon total and permanent disability if the participant has at least 15 years of credited service or at least 10 years of credited service with 70 points or more (age plus credited service is equal to or greater than 70). The benefit is generally calculated in the same manner as the normal retirement benefit.

Pension benefits payable to beneficiaries upon death of a participant

•	Pension benefits under the Qualified Pension Plan and the Non-Qualified Pension Plan are payable to the participant’s beneficiaries upon the death of the participant while eligible for normal or early retirement.

•	The surviving spouse will receive a monthly lifetime benefit calculated as if the participant retired and elected the 50% surviving spouse option.

•	If the participant dies after starting to receive benefits, the benefit payments are processed in accordance with the benefit option selected.

•	If the retiree has started monthly pension benefit payments, the beneficiary is eligible for a lump-sum death benefit equal to $150 per year of credited service up to $5,250.

•	If the participant dies before he or she is eligible for early retirement, pension benefits may begin in the month following the date the participant would have attained earliest retirement date; otherwise they may begin in the month following the date of death.

NON-QUALIFIED DEFERRED COMPENSATION

The following table provides information on our non-qualified defined contribution and other non-qualified deferred compensation plans in which all eligible U.S. salaried employees, including the named executive officers participate, which consist of the following:

•	Rockwell Automation Non-Qualified Savings Plan (the Non-Qualified Savings Plan): Our U.S. salaried employees, including the named executive officers, whose earnings exceed certain applicable federal limitations on compensation that may be recognized under our Qualified Savings Plan, are entitled to defer earnings on a pre-tax basis to the Non-Qualified Savings Plan. Corporation matching contributions that cannot be made to the Qualified Savings Plan due to applicable federal tax limits are also made to the Non-Qualified Savings Plan. Under the Qualified Savings Plan, we match half up to 6% of the employee’s eligible earnings contributed to the Plan, subject to a maximum amount of earnings under applicable federal tax regulations. Corporation matching contributions to the Non-Qualified Savings Plan were suspended for all plan participants effective April 24, 2009 through December 31, 2009. Earnings under the Non-Qualified Savings Plan are credited to participant accounts on a daily basis in the same manner as under the Qualified Savings Plan. Investment options are selected by the participant, may be changed daily, and include the same mutual fund and Corporation stock investments that are offered by the Qualified Savings Plan. No preferential interest or earnings are provided under the Non-Qualified Savings Plan. Account balances under the Non-Qualified Savings Plan are distributed in a lump-sum cash payment within 60 days after the end of the month occurring six months after the employee terminates employment or retires.

In addition to the Corporation matching contributions, a NEC is provided for employees hired or rehired on or after July 1, 2010. If employed on the last day of the year, eligible employees receive an annual NEC benefit equal to eligible pay multiplied by a percentage based on “points”, which equal the sum of age and years of service as of each December 31 and based on the following chart. The NEC contribution is provided by the end of the first quarter of the following year.

Total Points
(Age + Years	Percentage of Pay
of Service as of 12/31)	Contributed as NEC
<40	3.00%
40-59	4.00%
60-79	5.00%
80+	7.00%

•	Rockwell Automation Deferred Compensation Plan (the Deferred Compensation Plan): Our U.S. salaried employees whose base salary is at least $150,000 ($160,000 after January 1, 2011) including the named executive officers, may elect annually to defer up to 50% of base salary and up to 100% of their annual incentive compensation award to the Deferred Compensation Plan.

Matching.  For participants who defer base salary to the plan, we provide a matching contribution equal to what we would have contributed to the Qualified Savings Plan or Non-Qualified Savings Plan for the deferred amounts.

Distribution elections.

•	For contributions before 2005: Participants could opt to receive the deferred amounts on a specific date, at retirement, or in installments up to 15 years following retirement. Participants may make a one-time change of distribution election or timing (at least one year before payments would otherwise begin).

•	Contributions after January 1, 2005: Participants may elect either a lump-sum distribution at termination of employment or installment distributions for up to 15 years following retirement. Participants may make a one-time change of the distribution election or timing (at least one year before payments would otherwise begin), provided that the changed distribution cannot begin until five years after the original distribution date.

Timing of distributions.

•	For contributions before 2005: We make distributions within the first 60 days of a calendar year.

•	For contributions after January 1, 2005: We make distributions beginning in July of the year following termination or retirement. Ongoing installment payments are made in February of each year.

Earnings on deferrals.  Participants select investment measurement options, including hypothetical mutual fund investments that correspond to those offered by the Qualified Savings Plan. Investment options may be changed daily. Earnings are credited to participant accounts on a daily basis in the same manner as under the Qualified Savings Plan. No preferential interest or earnings are provided under the Deferred Compensation Plan.

•	Rockwell Automation Deferred Compensation Plan (the Old Plan): Of the named executive officers, only Mr. Crandall participates in the Old Plan, which is a closed plan. Participants were only permitted to defer incentive compensation to this plan. Distributions are made annually in January; however, if a participant is considered a “key employee” under the terms of the Internal Revenue Code, there may be a six-month delay in the commencement of distributions. The plan provides an interest rate that is one-twelfth of the annual interest rate for quarterly compounding that is 120% of the applicable Federal long-term monthly rate for the three-month period ending on the last day of each calendar year quarter. The interest is applied to participant accounts quarterly on the last business day of the quarter.

We maintain a rabbi trust for our non-qualified plans, including the Non-Qualified Savings Plan and deferred compensation plans, which we will fund in the event there is a change of control of the Corporation.

NONQUALIFIED DEFERRED COMPENSATION TABLE

	Executive	Registrant		Aggregate	Aggregate Balance
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	at Last Fiscal Year
	Last Fiscal Year(1)	Last Fiscal Year(2)	in Last Fiscal Year(3)	Distributions	End(4)
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

Keith D. Nosbusch	59,828	31,528	115,342	0	970,533

Theodore D. Crandall	23,221	12,284	63,607	0	614,928

Steven A. Eisenbrown	78,239	10,012	152,011	0	1,168,674

Douglas M. Hagerman	34,553	9,944	136,488	0	1,153,193

Robert A. Ruff	31,120	10,587	33,106	0	163,235

(1)	These amounts include contributions made by each named executive officer to the Non-Qualified Savings Plan. It also includes amounts deferred by Mr. Eisenbrown to the Deferred Compensation Plan. These amounts are also reported in the “Salary” column in the Summary Compensation Table.

(2)	These amounts represent Corporation matching contributions for each named executive officer under the Non-Qualified Savings Plan, and for Mr. Eisenbrown under the Deferred Compensation Plan. Corporation matching contributions under the Deferred Compensation Plan are made for deferrals of base salary only. Only Mr. Eisenbrown elected to defer base salary to the Deferred Compensation Plan in 2010. Corporation matching contributions to the Non-Qualified Savings Plan were suspended for all plan participants effective April 24, 2009 through December 31, 2009. On December 2, 2009, the Corporation made a voluntary non-elective contribution of 1.69% of salaries to the savings plans for all U.S. based employees. These amounts are also reported in the “All Other Compensation” column in the Summary Compensation Table and as part of the “Value of Company Contributions to Savings Plans” column in the All Other Compensation Table.

(3)	These amounts include earnings (losses), dividends and interest provided on current contributions and existing balances, including the change in value of the underlying investment options in which the named executive officer is deemed to be invested. These amounts are not reported in the Summary Compensation Table as compensation.

(4)	These amounts represent each named executive officer’s aggregate balance in the Non-Qualified Savings Plan, and for Mr. Eisenbrown in the Deferred Compensation Plan, at September 30, 2010, and include the contributions made by each named executive officer to the Non-Qualified Savings Plan and amounts deferred by Mr. Eisenbrown to the Deferred Compensation Plan, which are also reported in the “Salary” column of the Summary Compensation Table, and the Corporation matching contributions, which are also reported in the “All Other Compensation” column in the Summary Compensation Table for each fiscal year. The amounts included in the Summary Compensation Table for fiscal 2008 for Messrs. Nosbusch, Crandall, Eisenbrown and Hagerman are $88,297, $33,560, $91,433 and $228,597, respectively, for fiscal 2009 for Messrs. Nosbusch, Crandall, Eisenbrown, Hagerman and Ruff are $65,636, $25,692, $82,394, $39,668 and $28,187, respectively, and for fiscal 2010 for Messrs. Nosbusch, Crandall, Eisenbrown, Hagerman and Ruff are $91,355, $35,506, $88,251, $44,497, $41,708, respectively.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The tables and narrative below describe and quantify compensation that would become payable to the named executive officers under existing plans and arrangements if the named executive officer’s employment had terminated on September 30, 2010 for the reasons set forth below. We do not have employment agreements with the named executive officers, but do have change of control agreements with Messrs. Nosbusch, Crandall, Eisenbrown, Hagerman and Ruff and certain other officers. There are two main purposes of these agreements.

1. They provide protection for the executive officers who would negotiate any potential acquisitions of the Corporation, thus encouraging them to negotiate a good outcome for shareowners, without concern that their negotiating stance will put at risk their financial situation immediately after an acquisition.

2. The agreements seek to ensure continuity of business operations during times of potential uncertainty, by removing the incentive to seek other employment in anticipation of a possible change of control.

In short, the change of control agreements seek to ensure that we may rely on key executives to continue to manage our business consistent with the Corporation’s best interests despite concerns for personal risks. We do not believe these agreements encourage our executives to favor or oppose a change of control. We believe these agreements strike a balance that the amounts are neither so low to cause an executive to oppose a change of control nor so high as to cause an executive to favor a change of control. In addition, in the past we at times have entered into severance arrangements with executive officers upon termination of their employment, with the terms and conditions depending on the individual circumstances of the termination, the transition role we expect from the officer and our best interests. The information set forth below does not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees upon termination of employment, including unused vacation pay, distributions of balances under savings and deferred compensation plans and accrued pension benefits. The information set forth below also does not include any payments and benefits that may be provided under severance arrangements that may be entered into with any named executive officer upon termination of their employment.

Previous change of control agreements with the named executive officers expired on September 30, 2010. On September 27, 2010, we entered into new change of control agreements with Messrs. Nosbusch, Crandall, Eisenbrown, Hagerman and Ruff and certain other officers. Each agreement becomes effective if there is a “change of control” of the Corporation after September 30, 2010 and before October 1, 2013. Each agreement provides for the continuing employment of the executive for two years after the change of control on conditions no less favorable than those in effect before the change of control. If the executive’s employment is terminated by us without “cause” or if the executive terminates his employment for “good reason” within that two year period, each agreement entitles the executive to:

•	severance benefits payable as a lump sum equal to two times (three times in the case of Mr. Nosbusch) his annual compensation, including target ICP;

•	annual ICP payment prorated through the date of termination payable as a lump sum, based upon the average of the previous three years’ ICP payments (the previous agreements provided for the highest ICP payment in the previous three years); and

•	continuation of other benefits and perquisites for two years (three years in the case of Mr. Nosbusch).

Additionally, the new agreements do not include a provision that entitles the executives to receive tax gross-ups related to any excise tax imposed on change of control agreements.

In addition, in each change of control agreement, the executive agreed to certain confidentiality provisions.

Under the change of control agreements, a change of control would include any of the following events:

•	any “person”, as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act, acquires 20 percent or more of our outstanding voting securities;

•	a majority of our directors are replaced by persons who are not endorsed by a majority of our directors;

•	we are involved in a reorganization, merger, sale of assets or other business combination that results in our shareowners owning 50% or less of our outstanding shares or the outstanding shares of the resulting entity; or

•	shareowners approve a liquidation or dissolution of the Corporation.

The following table provides details with respect to potential post-employment payments to the named executive officers under our change of control agreements in the event of separation due to a change of control of the Corporation, assuming a termination covered by the change of control agreement occurred on September 30, 2010.

			Pension/	Perquisites/	Tax
	Cash	Equity	NQDC	Benefits	Reimbursement	Other	Total
Name	($)(1)	($)(2)	($)	($)	($)(3)	($)(4)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Keith D. Nosbusch	7,244,207	14,944,738	0	51,325	0	100,000	22,340,270
Theodore D. Crandall	2,091,308	4,354,604	0	27,916	0	100,000	6,573,828
Steven A. Eisenbrown	2,068,883	4,281,700	0	23,677	0	100,000	6,474,260
Douglas M. Hagerman	1,901,133	3,467,451	0	26,308	0	100,000	5,494,892
Robert A. Ruff	2,064,833	4,249,663	0	23,276	0	100,000	6,437,772

(1)	This column includes the severance value, which is base salary plus target annual ICP multiplied by three for Mr. Nosbusch, and multiplied by two for Messrs. Crandall, Eisenbrown, Hagerman, and Ruff. In the year of termination, the executive is also entitled to receive a prorated ICP payout based on the average of the previous three years’ ICP payment (fiscal years 2008, 2009 and 2010). These amounts are $824,207, $279,433, $276,833, $254,033 and $277,333 for Messrs. Nosbusch, Crandall, Eisenbrown, Hagerman and Ruff, respectively.

(2)	Upon a change of control of the Corporation and, in the case of awards granted after February 2, 2010, if (1) the executive’s awards are assumed or substituted with comparable awards by the surviving corporation in the change of control and such executive’s employment is terminated within two years of the change of control for certain specified reasons or (2) the executive’s awards are not assumed or substituted with comparable awards by the surviving corporation in the change of control, all outstanding stock options would become fully exercisable; the restrictions on all shares of restricted stock would lapse; and grantees of performance shares would be entitled to a performance share payout equal to 100% of the target shares.

The following represents the value of unvested equity awards had a change of control occurred on September 30, 2010, using the fiscal year end price of $61.73.

		Unvested
	Unvested Stock	Restricted	Performance
Name	Options ($)	Stock ($)	Shares ($)
Keith D. Nosbusch	7,963,075	2,055,609	4,926,054
Theodore D. Crandall	2,329,860	598,781	1,425,963
Steven A. Eisenbrown	2,287,821	592,608	1,401,271
Douglas M. Hagerman	1,856,298	475,321	1,135,832
Robert A. Ruff	2,329,860	567,916	1,351,887

(3)	Agreements do not include a provision that entitles the executives to receive tax gross-ups related to any excise tax imposed on change of control agreements.

(4)	Estimated value of outplacement services.

The following table sets forth the treatment of equity-based awards upon termination of employment for the following reasons:

Reason	Options	Restricted Stock	Performance Shares
Voluntary — Other than retirement	Vested — can be exercised until the earlier of (i) three months after last date on payroll or (ii) the date the option expires Unvested — forfeited	Unearned shares forfeited	Unearned shares forfeited

Voluntary — Retirement	If retirement occurs 12 months or more after grant date, unvested options continue to vest; otherwise all unvested options are forfeited. Vested
	options can be exercised until the earlier of (i) five years after retirement or (ii) the date the option expires.	If retirement occurs 12 months or more after grant date and before the end of the restriction period, pro rata shares earned at retirement. If retirement occurs before 12 months after the grant date, all unearned shares forfeited	If retirement occurs 12 months or more after grant date and before the end of the performance period, pro rata shares earned at the end of the performance period. If retirement occurs before 12 months after the grant date, all unearned shares forfeited

Involuntary — Cause	Vested — forfeited Unvested — forfeited	Unearned shares forfeited	Unearned shares forfeited

Involuntary — Not for cause	Vested — can be exercised until the earlier of (i) three months after last date on payroll or (ii) the date the option expires Unvested — continue to vest during salary continuation period; if vesting occurs in that period, can be exercised until the earlier of (i) three months after last date on payroll or (ii) the date the option expires; remaining unvested options forfeited	Unearned shares forfeited	If the performance conditions are met during the salary continuation period, shares are earned; otherwise shares are forfeited

Death	All options vest immediately and can be exercised until the earlier of (i) three years after death or (ii) the date the option expires	All restrictions lapse	Shares earned on a pro rata basis at the end of the performance period

Reason	Options	Restricted Stock	Performance Shares
Disability	Vested — can be exercised until the earlier of (i) three months after the employee’s last date on payroll or (ii) the date the option expires Unvested — continue to vest during salary continuation period; if vesting occurs in that period, can be exercised until the earlier of (i) three months after last date on payroll or (ii) the date the option expires; remaining unvested options forfeited	If disability continues for more than six months, all restrictions lapse	If disability continues for more than six months, pro rata shares earned at the end of the performance period

COMPENSATION COMMITTEE REPORT

The Compensation and Management Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis prepared by management and contained in this proxy statement. Based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Management Development Committee
William T. McCormick, Jr., Chair
Betty C. Alewine
Bruce M. Rockwell
Joseph F. Toot, Jr.

PROPOSAL TO APPROVE THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of Deloitte & Touche, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2011, subject to the approval of the shareowners. D&T and its predecessors have acted as our independent registered public accounting firm since 1934.

Before the Audit Committee selected D&T, it carefully considered the independence and qualifications of that firm, including their performance in prior years and their reputation for integrity and for competence in the fields of accounting and auditing. We expect that representatives of D&T will attend the Annual Meeting to answer appropriate questions and make a statement if they desire to do so.

Audit Fees

The following table sets forth the aggregate fees for services provided by D&T for the fiscal years ended September 30, 2010 and 2009 (in millions), all of which were approved by the Audit Committee:

	Year Ended
	September 30,
	2010	2009

Audit Fees
Integrated Audit of Consolidated Financial Statements and Internal Control over Financial Reporting	$3.20	$3.20
Statutory Audits	1.95	2.00
Audit-Related Fees*	0.14	0.19
Tax Fees
Compliance	0.01	0.02
All Other Fees**	0.08	—

Total	$5.38	$5.41

*	Audit-related services primarily relates to non-US employee benefit plan audits as well as to other compliance services.

**	Other fees include International Financial Reporting Standards (IFRS) diagnostic assessment services and a license for an accounting research tool.

The Audit Committee considered and determined that the non-audit services provided by D&T were compatible with maintaining the firm’s independence.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for appointing, compensating and overseeing the work performed by D&T and audit services performed by other independent public accounting firms. The Audit Committee pre-approves all audit (including audit-related) services provided by D&T and others and permitted non-audit services provided by D&T in accordance with its pre-approval policies and procedures.

The Audit Committee annually approves the scope and fee estimates for the year-end audit, statutory audits and employee benefit plan audits for the next fiscal year. With respect to other permitted services to be performed by our independent registered public accounting firm, the Audit Committee has adopted a policy pre-approving certain categories and specific types of audit and non-audit services that may be provided by our independent registered public accounting firm on a fiscal year basis, subject to individual and aggregate monetary limits. The policy requires the Corporation’s Controller or Chief Financial Officer to pre-approve the terms and conditions of any engagement under the policy. The Audit Committee must specifically approve any proposed engagement for an audit or non-audit service that does not meet the guidelines of the policy. The Audit Committee also authorized the Chair of the Committee to pre-approve any individual service not covered by the general pre-approval policy, with any such approval reported by the Chair at the next regularly scheduled meeting of the Committee. The Audit Committee annually reviews and approves the categories of pre-approved services and monetary limits under the pre-approval policy. The Corporation’s Controller reports to the Audit Committee regarding the aggregate fees charged by D&T and other public accounting firms compared to the pre-approved amounts, by category.

The Board of Directors recommends that you vote “FOR” the proposal to approve the selection of D&T as our independent registered public accounting firm, which is presented as item (b).

PROPOSAL TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

A proposal will be presented at the meeting asking shareowners to approve on an advisory basis the compensation of our named executive officers as described in this proxy statement.

Why You Should Approve our Executive Compensation Program

Our compensation philosophy is designed to attract and retain executive talent and emphasize pay for performance, including the creation of shareowner value. Our compensation programs include base salary, annual incentive compensation, long-term incentives, defined benefit and defined contribution pension plans and a limited perquisite package. We encourage shareowners to read the Executive Compensation section of this proxy statement, including the Compensation Discussion and Analysis (CD&A) and compensation tables, for a more detailed discussion of our compensation programs and policies. We believe our compensation programs and policies are appropriate and effective in implementing our compensation philosophy and in achieving our goals, and that they are aligned with shareowner interests and worthy of continued shareowner support.

We believe that shareowners should consider the following in determining whether to approve this proposal.

Compensation Program is Highly Aligned with Shareowner Value

A significant portion of our executives’ compensation is directly linked to our performance and the creation of shareowner value because the majority of their Total Direct Compensation is in the form of long-term incentive awards. Our long-term incentive awards (with minimum vesting of three years) consist of three vehicles: stock options, restricted stock and performance shares. We believe this mix appropriately motivates long-term performance and rewards executives for both absolute gains in share price and relative performance on total shareowner return.

Strong Pay-for-Performance Orientation

•	ICP awards are aligned with our performance: In fiscal 2009, we did not make incentive compensation plan (ICP) awards because we did not meet our financial goals, even though this was largely due to the global economic recession, and we did not provide any relief in the form of increased other compensation to offset the zero payout. ICP awards in fiscal 2008 were below target because we did not achieve all of our financial goals, and ICP awards were above target in fiscal 2010 because we significantly exceeded our financial goals for the year.

•	Base salaries: In fiscal 2009 we reduced salaries by 10% for our named executive officers and other direct reports to the CEO and by 20% for our CEO as a result of deteriorating market conditions and our performance.

Summary of Key Compensation Practices

We seek to align our compensation programs and practices with evolving governance best practices.

•	Eliminated tax gross-ups: Effective January 1, 2010, we eliminated tax gross-ups on personal liability insurance and FICA tax due on the Corporation’s matching contributions to certain non-qualified plans. For the change of control agreements entered into on September 27, 2010, we also eliminated the payment of any gross-ups related to any excise tax imposed on change of control agreements benefits.

•	Limited perquisite package: We offer limited perquisites that consist only of personal liability insurance and an annual physical examination.

•	No employment contracts: We do not have employment contracts with any of our named executive officers.

•	No repricing: Our long-term incentives plan expressly prohibits repricing or exchanging awards.

Compensation Program Has Appropriate Long-term Orientation

Our compensation programs and policies have a long-term focus.

•	Minimum three-year vesting for equity awards: We encourage a long-term orientation by our executives by using three-year minimum vesting requirements for options, restricted stock and performance shares.

•	Officers are subject to stock ownership guidelines: We have stock ownership requirements for officers under which the CEO must own stock with a value of five times his base salary and each senior vice president must own stock with a value of three times his or her salary. These guidelines must be met within five years of becoming an officer.

Compensation Program Changes Have Been Sensitive to Shareowner Concerns

We seek to be proactive in addressing shareowner concerns about our compensation programs and practices.

•	Perquisites: We eliminated almost all of our officer perquisites.

•	Long-Term Incentives Plan: Last year when we proposed amendments to our long-term incentives plan we listened to shareowner concerns and made changes in response to add shareowner-friendly provisions including:

–	minimum vesting periods for equity awards,

–	a second trigger before awards granted to officers after February 2, 2010 can vest following a change of control,

–	shareowner approval to accelerate exercisability or vesting of awards, and

–	a prohibition against paying dividends on unearned performance shares.

Compensation Committee Stays Current on Best Practices

We regularly update our Board and Compensation Committee on compensation best practices and trends. In addition, the Compensation Committee engaged a compensation consultant to provide advice on compensation trends and market information to assist the Committee in designing our compensation programs and making compensation decisions.

Summary of Good Governance and Risk Mitigating Factors

•	Use of multiple balance metrics: We use multiple metrics in our ICP and multiple vehicles in our long-term incentives plan grants. The metrics in the ICP include an appropriate balance between corporate, business segment, and individual performance.

•	Limited ICP payouts: The Committee has never used its discretion to adjust ICP awards over 200% of target, limiting excessive awards for short-term performance.

•	Balanced pay mix: The mix of pay is balanced between annual and long-term, with an emphasis on long-term performance.

•	Multiple year vesting of long-term incentives: Long-term incentive awards do not fully vest until a minimum of three years after the grant.

•	Stock ownership guidelines: We require executives to own a significant amount of the Corporation’s stock.

The following resolution will be submitted for a shareowner vote at the 2011 annual meeting:

“RESOLVED, that the shareowners of the Corporation approve, on an advisory basis, the compensation of the Corporation’s named executive officers listed in the 2010 Summary Compensation Table included in the proxy statement for this meeting, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the section entitled

“Executive Compensation”, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures set forth under that section.”

We are providing our shareowners with an advisory vote on our executive compensation as required pursuant to Section 14A of the Securities Exchange Act of 1934. This advisory vote on the compensation of our named executive officers gives shareowners another mechanism to convey their views about our compensation programs and policies. Although your vote on executive compensation is not binding on the Corporation, the Board values the views of shareowners. The Board and Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

The Board of Directors recommends that you vote “FOR” the proposal to approve the compensation of our named executive officers, which is presented as item (c).

PROPOSAL TO VOTE ON THE FREQUENCY OF THE SHAREOWNER VOTE ON
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

A separate proposal will be presented at the meeting asking shareowners to approve on an advisory basis the frequency of the shareowner advisory vote on the compensation of our named executive officers.

Shareowners are being asked to vote on whether the shareowner vote on the compensation of our named executive officers should occur every one, two or three years. You will also have the choice to abstain from voting on this proposal.

We believe that shareowners should have the opportunity to vote on the compensation of our named executive officers every three years consistent with our long-term approach to executive compensation. While we regularly review compensation, with an in-depth review on an annual basis, our programs and policies are designed to enhance long-term growth and performance, and incentivize our employees on a long-term basis. As discussed in the Executive Compensation section of this proxy statement, a majority of the Total Direct Compensation for executives is in the form of long-term incentive awards, which consist of three vehicles: stock options, restricted stock and performance shares. We believe that a triennial vote will foster a more long-term view of compensation. It would also give us sufficient time to engage with shareowners to better understand their views about our compensation program and respond in a more effective manner.

Shareowners can already provide input to the Board on an annual or more frequent basis using other mechanisms such as through our majority vote by-laws with respect to uncontested director elections, shareowner proposals, and by communicating directly with the Board or individual directors by sending letters or by speaking with them at the annual meeting of shareowners. While an annual vote on executive compensation will indicate whether shareowners have concerns about our compensation programs and policies, it will not give us specific information about shareowner views. We believe other available tools will provide more meaningful mechanisms for shareowners to state their views about our compensation programs and policies.

The following resolution will be submitted for a shareowner vote at the 2011 annual meeting:

“RESOLVED, that the shareowners of the Corporation approve, on an advisory basis, whether the shareowner vote on the compensation of the Corporation’s named executive officers listed in the annual proxy statement should occur every one, two or three years.”

We are providing our shareowners with an advisory vote on the frequency of the shareowner vote on the compensation of our named executive officers as required pursuant to Section 14A of the Securities Exchange Act of 1934. This advisory vote is another mechanism for shareowners to provide input on our compensation programs. Although your vote on the frequency of the shareowner vote on the compensation of our named executive officers is not binding on the Corporation, the Board values the views of shareowners. The Board and Compensation Committee will review the results of the vote and take them into consideration in determining how often to conduct the shareowner vote on the compensation of our named executive officers.

The Board of Directors recommends that you vote to approve the compensation of our named executive officers every three years. The proposal on the frequency of the shareowner vote on the compensation of our named executive officers is presented as item (d).

OTHER MATTERS

The Board of Directors does not know of any other matters that may be presented at the meeting. Our By-Laws required notice by November 4, 2010 for any matter to be brought before the meeting by a shareowner. In the event of a vote on any matters other than those referred to in the accompanying Notice of 2011 Annual Meeting of Shareowners, proxies in the accompanying form will be voted in accordance with the judgment of the persons voting such proxies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership of our common stock on Forms 3, 4 and 5 with the SEC and the NYSE.

Based on our review of the copies of such forms that we have received and written representations from certain reporting persons confirming that they were not required to file Forms 5 for specified fiscal years, we believe that all our executive officers, directors and greater than ten percent beneficial owners complied with applicable SEC filing requirements during fiscal 2010.

ANNUAL REPORT

Our Annual Report to Shareowners, including the Annual Report on Form 10-K and financial statements, for the fiscal year ended September 30, 2010, was mailed with this proxy statement to shareowners who received a printed copy of this proxy statement. A copy of our Annual Report is available on the Internet as set forth in the Notice of Internet Availability of Proxy Materials.

We will send a copy of our Annual Report on Form 10-K to any shareowner without charge upon written request addressed to:

Rockwell Automation, Inc.
Shareowner Relations, E-7F19
1201 South Second Street
Milwaukee, Wisconsin 53204, USA
+1-414-382-8410

SHAREOWNER PROPOSALS FOR 2012 ANNUAL MEETING

If a shareowner wants to submit a proposal for possible inclusion in our proxy statement for the 2012 Annual Meeting of Shareowners, the proposal must be received by the Office of the Secretary at our global headquarters, 1201 South Second Street, Milwaukee, Wisconsin 53204, USA by August 12, 2011. In addition, if a shareowner wants to propose any matter for consideration of the shareowners at the 2012 Annual Meeting of Shareowners, our By-Laws require the shareowner to notify the Corporation’s Secretary in writing at the address listed in the preceding sentence on or after October 4, 2011 and on or before November 3, 2011. If the number of directors to be elected to the Board at the 2012 Annual Meeting of Shareowners is increased and we do not make a public announcement naming all of the nominees for director or specifying the increased size of the Board on or before October 24, 2011, a shareowner proposal with respect to nominees for any new position created by such increase will be considered timely if received by our Secretary not later than the tenth day following our public announcement of the increase. The specific requirements and procedures for shareowner proposals are set forth in our By-Laws, which are available on our website at www.rockwellautomation.com on the “Investor Relations” page under the link “About Us” then the heading “Corporate Governance — By-Laws.”

EXPENSES OF SOLICITATION

We will bear the cost of the solicitation of proxies.  We are soliciting proxies by mail, e-mail and through the Notice of Internet Availability of the Proxy Materials. Proxies also may be solicited personally, or by telephone or facsimile, by a few of our regular employees without additional compensation. In addition, we have hired Morrow & Co., LLC, 470 West Avenue, Stamford, CT, for $8,000 plus associated costs and expenses to assist in the solicitation. We will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for forwarding proxy materials to principals and beneficial owners and obtaining their proxies.

SUPPLEMENTAL FINANCIAL INFORMATION

This proxy statement contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate performance. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:

(a) income from continuing operations, before special items, interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;

(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents, multiplied by;

(c) one minus the effective tax rate for the period.

ROIC is calculated as follows (in millions, except percentages):

	Year Ended
	September 30,
	2010	2009

(a) Return
Income from continuing operations	$440.4	$217.9
Interest expense	60.5	60.9
Income tax provision	103.8	56.0
Purchase accounting depreciation and amortization	18.9	18.6
Special items	—	(4.0)

Return	623.6	349.4

(b) Average Invested Capital
Short-term debt	—	70.1
Long-term debt	904.8	904.6
Shareowners’ equity	1,387.9	1,563.5
Accumulated amortization of goodwill and intangibles	679.4	648.3
Cash and cash equivalents	(763.3)	(576.0)

Average invested capital	2,208.8	2,610.5

(c) Effective Tax Rate
Income tax provision	103.8	56.0
Income from continuing operations before income taxes	$544.2	$273.9

Effective tax rate	19.1%	20.4%

(a) / (b) * (1–c) Return On Invested Capital	22.8%	10.7%

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL
MEETING OF SHAREOWNERS TO BE HELD ON FEBRUARY 1, 2011

This proxy statement and 2010 Annual Report, including the annual report on Form 10-K for our fiscal year ended September 30, 2010, are available to you on the Internet at www.proxyvote.com.

To view this material, you will need your 12-digit control number from your proxy card.

The Annual Meeting (for shareowners as of the December 6, 2010 record date) will be held on February 1, 2011, at 5:30 p.m. CST at Rockwell Automation Global Headquarters, 1201 South Second Street, Milwaukee, Wisconsin 53204, USA.

For directions to the Annual Meeting and to vote in person, please call Shareowner Relations at +1-414-382-8410.

Shareowners will vote at the Annual Meeting on whether to:

1) elect Donald R. Parfet, Steven R. Kalmanson and James P. Keane as directors;

2) approve the selection of Deloitte & Touche, LLP as our independent registered public accounting firm for fiscal year 2011;

3) approve on an advisory basis the compensation of our named executive officers as described in the proxy statement; and

4) approve on an advisory basis the frequency of the shareowner vote on the compensation of our named executive officers.

The Board of Directors recommends that you vote for the election of the named directors and the proposals to approve Deloitte & Touche and the compensation of our named executive officers and vote to approve the compensation of our named executive officers every three years.

December 10, 2010

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ADMISSION TO THE 2011 ANNUAL MEETING

You will need an admission card (or other proof of stock ownership) and proper identification for admission to the Annual Meeting of Shareowners in Milwaukee, Wisconsin on February 1, 2011. If you plan to attend the Annual Meeting, please be sure to request an admittance card by:

•	marking the appropriate box on the proxy card and mailing the card using the enclosed envelope;

•	indicating your desire to attend the meeting through our Internet voting procedure; or

•	calling our Shareowner Relations line at +1-414-382-8410.

An admission card will be mailed to you if:

•	your Rockwell Automation shares are registered in your name; or

•	your Rockwell Automation shares are held in the name of a broker or other nominee and you provide written evidence of your stock ownership as of the December 6, 2010 record date, such as a brokerage statement or letter from your broker.

Your admission card will serve as verification of your ownership.

ROCKWELL AUTOMATION, INC. 1201 SOUTH SECOND STREET MILWAUKEE, WI 53204

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on January 30, 2011. Have your direction card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903 (toll-free for US and Canada Shareowners only)
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on January 30, 2011. Have your direction card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your direction card and return it in the postage-paid envelope we have provided or return it to Rockwell Automation, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 by January 27, 2011.

NOTE: If you transmit your voting instructions by Internet or telephone, you DO NOT NEED TO MAIL BACK your direction card. Your Internet or telephone instructions will authorize the trustee in the same manner as if you returned a signed direction card.
THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M28256-P04034-Z54322	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

ROCKWELL AUTOMATION, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR each of the Nominees listed below.		☐	☐	☐
Vote on Directors
A.	To elect as directors of Rockwell Automation, Inc. the nominees listed below:

Nominee:

01) Donald R. Parfet 02) Steven R. Kalmanson 03) James P. Keane

The Board of Directors recommends a vote FOR proposals B and C.

Vote on Proposals		For	Against	Abstain

B.	To approve the selection of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm.	☐	☐	☐

C.	To approve on an advisory basis the compensation of the Corporation’s named executive officers.	☐	☐	☐

The Board of Directors recommends you vote for 3 years:	1 Year	2 Years	3 Years	Abstain

D.	To approve on an advisory basis the frequency of the vote on the compensation of the Corporation’s named executive officers. ☐	☐	☐	☐

In their discretion, the proxies are authorized to vote upon matters incident to the conduct of and such other business as may properly come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐ Yes	☐ No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ROCKWELL AUTOMATION, INC.

ANNUAL MEETING OF SHAREOWNERS
TUESDAY, FEBRUARY 1, 2011
5:30 PM CST
ROCKWELL AUTOMATION, INC.
1201 SOUTH SECOND STREET
MILWAUKEE, WI 53204
YOUR VOTE IS IMPORTANT!
YOU CAN VOTE BY INTERNET, TELEPHONE OR MAIL. SEE THE
INSTRUCTIONS ON THE OTHER SIDE OF THIS DIRECTION CARD.
IF YOU DID NOT RECEIVE PAPER COPIES OF THE ROCKWELL AUTOMATION
NOTICE AND PROXY STATEMENT AND ANNUAL REPORT BECAUSE YOU
CONSENTED TO VIEW THEM ON THE
INTERNET, GO TO THE FOLLOWING INTERNET ADDRESS:
NOTICE AND PROXY STATEMENT AND ANNUAL REPORT: www.ProxyVote.com
FOLD AND DETACH HERE

M28257-P04034-Z54322
DIRECTION CARD
ROCKWELL AUTOMATION, INC.
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
TO: FIDELITY MANAGEMENT TRUST COMPANY, TRUSTEE,
BANCO POPULAR DE PUERTO RICO, TRUSTEE AND
COMPUTERSHARE TRUST COMPANY, TRUSTEE
         You are hereby directed to vote, with respect to the proposals listed on the other side of this Direction Card, the number of shares of Rockwell Automation common stock held for this account in the savings plans of Rockwell Automation, Inc. (Rockwell Automation Retirement Savings Plan for Salaried Employees, Rockwell Automation Retirement Savings Plan for Hourly Employees, Rockwell Automation Savings and Investment Plan for Represented Hourly Employees, Rockwell Automation Retirement Savings Plan for Represented Hourly Employees and Rockwell Automation 1165(e) Plan) and/or the United Space Alliance Employee Stock Purchase Plan at the Annual Meeting of Shareowners of Rockwell Automation, Inc. to be held at Rockwell Automation Headquarters, 1201 South Second Street, Milwaukee, Wisconsin, on February 1, 2011, and at any postponement or adjournment thereof, as follows:
         TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, CHECK THE BOXES“FOR” PROPOSALS A, B AND C AND FOR “THREE YEARS” FOR PROPOSAL D, THEN SIGN, DATE AND RETURN THIS CARD BY JANUARY 27, 2011.
If you do not provide voting directions by January 27, 2011 the shares attributable to this account in savings plans of Rockwell Automation or the United Space Alliance Employee Stock Purchase Plan will not be voted.

Address Changes/Comments:

If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.
If you do not check the comments box on the reverse side, we will not receive your comments.
(continued and to be dated and signed on the other side)

ROCKWELL AUTOMATION, INC. 1201 SOUTH SECOND STREET MILWAUKEE, WI 53204

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on January 31, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903 (toll-free for US and Canada Shareowners only)
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on January 31, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Rockwell Automation, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 by January 27, 2011.

NOTE: If you transmit your voting instructions by Internet or telephone, you DO NOT NEED TO MAIL BACK your proxy card. Your Internet or telephone instructions will authorize the named proxies in the same manner as if you returned a signed proxy card.
THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M28258-Z54267	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ROCKWELL AUTOMATION, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR each of the Nominees listed below.		☐	☐	☐
Vote on Directors
A.	To elect as directors of Rockwell Automation, Inc. the nominees listed below:

Nominee:

01) Donald R. Parfet 02) Steven R. Kalmanson 03) James P. Keane

The Board of Directors recommends a vote FOR proposals B and C.

Vote on Proposals		For	Against	Abstain

B.	To approve the selection of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm.	☐	☐	☐

C.	To approve on an advisory basis the compensation of the Corporation’s named executive officers.	☐	☐	☐

The Board of Directors recommends you vote for 3 years:	1 Year	2 Years	3 Years	Abstain

D.	To approve on an advisory basis the frequency of the vote on the compensation of the Corporation’s named executive officers. ☐	☐	☐	☐

In their discretion, the proxies are authorized to vote upon matters incident to the conduct of and such other business as may properly come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐ Yes	☐ No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ROCKWELL AUTOMATION, INC.

ANNUAL MEETING OF SHAREOWNERS
TUESDAY, FEBRUARY 1, 2011
5:30 PM CST
ROCKWELL AUTOMATION, INC.
1201 SOUTH SECOND STREET
MILWAUKEE, WI 53204
YOUR VOTE IS IMPORTANT!
YOU CAN VOTE BY INTERNET, TELEPHONE OR MAIL. SEE THE
INSTRUCTIONS ON THE OTHER SIDE OF THIS PROXY CARD.
IF YOU DID NOT RECEIVE PAPER COPIES OF THE ROCKWELL AUTOMATION
NOTICE AND PROXY STATEMENT AND ANNUAL REPORT BECAUSE YOU
CONSENTED TO VIEW THEM ON THE
INTERNET, GO TO THE FOLLOWING INTERNET ADDRESS:
NOTICE AND PROXY STATEMENT AND ANNUAL REPORT: www.ProxyVote.com
FOLD AND DETACH HERE

M28259-Z54267
PROXY CARD
ROCKWELL AUTOMATION, INC.
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         The undersigned hereby appoints Verne G. Istock, William T. McCormick, Jr. and Douglas M. Hagerman, jointly and severally, proxies, with full power of substitution, to vote shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Shareowners to be held at Rockwell Automation, Inc., 1201 South Second Street, Milwaukee, Wisconsin, on February 1, 2011 or any postponement or adjournment thereof. SUCH PROXIES ARE DIRECTED TO VOTE AS SPECIFIED OR, IF NO SPECIFICATION IS MADE, “FOR” THE ELECTION OF THE NOMINEES PROPOSED FOR ELECTION AS DIRECTORS, “FOR” PROPOSALS B and C and FOR “THREE YEARS” FOR PROPOSAL D, AND TO VOTE IN ACCORDANCE WITH THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
         TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, JUST SIGN AND DATE; NO BOXES NEED TO BE CHECKED.

Address Changes/Comments:

If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.
If you do not check the comments box on the reverse side, we will not receive your comments.
(continued and to be dated and signed on the other side)